Exhibit 10.3

FORM OF DISTRIBUTION-TRANSMISSION

INTERCONNECTION AGREEMENT

by and between

[ITC HOLDINGS CORP.]

as Transmission Owner

and

[ENTERGY UTILITY OPCO]1

as Local Distribution Company

Dated as of

[1]	The parties to this agreement (“DTIA”) will be the entities directly owning the interconnection assets. ITC has reserved on whether it will be one or more entities owning the transmission assets. As to Entergy, each of the six Utility OpCos are currently expected to retain ownership in its respective distribution assets. As a result, there are currently expected to be six DTIAs with each of (i) Entergy Arkansas, Inc., an Arkansas corporation (“Arkansas OpCo”), (ii) Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company (“Gulf States OpCo”), (iii) Entergy Louisiana, LLC, a Texas limited liability company (“Louisiana OpCo”), (iv) Entergy Mississippi, Inc., a Mississippi corporation (“Mississippi OpCo”), (v) Entergy New Orleans, Inc., a Louisiana corporation (“New Orleans OpCo”), and (vi) Entergy Texas, Inc., a Texas corporation (“Texas OpCo”), as an Local Distribution Company.

i

FORM OF DISTRIBUTION-TRANSMISSION INTERCONNECTION AGREEMENT

This Distribution-Transmission Interconnection Agreement (“Agreement”) is entered into as of the              day of                     , 20     by and between [Entergy Utility OpCo], a              (“Local Distribution Company”), having a place of business at                      and [ITC], a             (“Transmission Owner”). Transmission Owner and Local Distribution Company are individually referred to herein as a “Party” and collectively as “Parties.”

WHEREAS, pursuant to the Separation Agreement, dated as of December     , 2011, among Entergy Corporation, a Delaware corporation (“Entergy”), ITC Holdings Corp., a Michigan Corporation, Mid South TransCo LLC, a Delaware limited liability company and presently a Subsidiary of Entergy, Entergy Arkansas, Inc., an Arkansas corporation and a Subsidiary of Entergy, Entergy Gulf States Louisiana, L.L.C., a Louisiana limited liability company and a Subsidiary of Entergy, Entergy Louisiana, LLC, a Texas limited liability company and a Subsidiary of Entergy, Entergy Mississippi, Inc., a Mississippi corporation and a Subsidiary of Entergy, Entergy New Orleans, Inc., a Louisiana corporation and a Subsidiary of Entergy and Entergy Texas, Inc., a Texas corporation and a Subsidiary of Entergy and Entergy Services, Inc., a Delaware corporation and a Subsidiary of Entergy, Transmission Owner will have, as of the Separation Date, purchased from Local Distribution Company the Transmission Business including the Transmission Assets that are presently interconnected with the Distribution System;

WHEREAS, Local Distribution Company will own and/or operate existing and/or new Distribution System facilities from present and/or new locations;

WHEREAS the existing Distribution System facilities currently are connected to the Transmission System and Local Distribution Company will continue to connect the existing Interconnection Equipment to the Transmission System on the terms set forth herein;

WHEREAS, Transmission Owner requires access to parts of Local Distribution Company’s assets, and Local Distribution Company requires access to parts of Transmission Owner’s assets;

WHEREAS, Transmission Owner shall own and/or operate the Transmission System in accordance with Good Utility Practice;

WHEREAS, the Parties have agreed to execute this mutually acceptable Agreement in order to provide interconnection of the Local Distribution Company with the Transmission Owner and to define the continuing rights, responsibilities, and obligations of the Parties with respect to the use of certain of their own and the other Party’s property, assets, and facilities; and

NOW, THEREFORE, in consideration of their respective commitments set forth herein, and intending to be legally bound hereby, the Parties covenant and agree as follows:

Article 1.    Definitions

Wherever used in this Agreement with initial capitalization, the following terms shall have the meanings specified or referred to in this Article 1.

1.1	Agreement means this Distribution-Transmission Interconnection Agreement between Local Distribution Company and Transmission Owner, including all attachments hereto, as the same may be amended, supplemented, or modified in accordance with its terms.

1.2	Ancillary Agreements shall have the meaning set forth in the Separation Agreement.

1.3	Applicable Reliability Standards shall mean “reliability standards” approved by (i) the FERC under section 215 of the Federal Power Act, or (ii) another Governmental Authority with jurisdiction over the subject matter, in each case, as applicable.

1.4	Balancing Authority shall mean the ERO registered entity that is responsible for (i) the integration of resource plans ahead of time, (ii) maintaining load-interchange-generation balance within a defined area, and (iii) supporting interconnection frequency in real time; or its successor as designated by the ERO.

1.5	Breach shall have the meaning set forth in Section 21.1.

1.6	Common Use Facilities shall mean collectively the Distribution Common Use Facilities and the Transmission Common Use Facilities, and individually, as the context requires, Distribution Common Use Facilities if located at a Distribution-Owned Substation and Transmission Common Use Facilities if located at a Transmission-Owned Substation and in the case of Transmission Batteries, if located at either a Distribution-Owned Substation or a Transmission-Owned Substation.

1.7	Confidential Information shall have the meaning set forth in Section 20.1 hereof.

1.8	Default shall have the meaning set forth in Section 21.1.

1.9	Dispute shall have the meaning set forth under Section 26.1 hereof.

1.10	Distribution Common Use Facilities means any and all structures, equipment, facilities and other Assets (other than interests in real property and Transmission Batteries) that are (A) located at a Distribution-Owned Substation, and (B) are used in support of both Transmission System functions and Distribution System functions.

1.11	Distribution-Owned Substation means (A) substations with Distribution System function equipment operating at less than 69 kV where there are less than three (3) separate Transmission lines running from outside of such substation to be interconnected within such substation or (B) substations that have no Transmission System function equipment that are directly used for or exclusively in support of the transmission of electricity below 69 kV. Distribution-Owned Substations through which Interconnection Service is provided pursuant to this Agreement are identified on Exhibit 1.

1.12	Distribution Substation Facilities means any and all facilities and equipment located at a substation that are directly used for or exclusively in support of the transmission of electricity below 69 kV, including conductors, associated poles and towers, transformers, circuit breakers, protective relays, static VAR compensators, meters and related structures and control equipment. For the avoidance of doubt, Distribution Substation Facilities do not include Transmission Assets transferred to Transmission Owner pursuant to the Separation Agreement.

1.13	Distribution System shall mean the equipment and facilities and the Interconnection Equipment owned by Local Distribution Company and used to deliver power and energy to end users, including transformers, switches, and feeders with an operating voltage of less than 69 kV or such other facilities as may be designated by the applicable regulatory agency. For the avoidance of doubt, the Distribution System includes Distribution Substation Facilities, and Distribution Common Use Facilities.

1.14	Due Diligence shall mean the exercise of good faith efforts to perform a required act on a timely basis and in accordance with Good Utility Practice using the necessary technical and personnel resources.

1.15	Easements shall have the meaning set forth under Section 9.2 hereof.

1.16	Effective Date shall be the date of the closing of the transactions contemplated under the Separation Agreement.

1.17	Element shall mean an element of either the Transmission System or Distribution System, as applicable, including circuits, equipment, protective relays, and support facilities.

1.18	Emergency means a condition or situation that, in the reasonable good faith determination of the affected Party based on Good Utility Practice, causes or is reasonably likely to cause an imminent physical threat of danger to life, threat to the integrity of each of, as applicable, the Distribution System and the Transmission System, or a significant threat to health, property or the environment.

1.19

Environmental Laws means all laws relating to pollution or protection of the environment, natural resources (including non-human species), or human health and safety as affected by exposure to hazardous substances, pollutants or contaminants, including laws relating to Releases or threatened Releases of hazardous substances, pollutants or contaminants (including Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of hazardous substances, pollutants or contaminants. “Environmental Laws” include CERCLA (42 U.S.C. Sections 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Sections 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sections 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sections 1251 et seq.), the Clean Air Act (42 U.S.C. Sections 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601 et seq.), the Oil Pollution Act

(33 U.S.C. Sections 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Sections 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. Sections 651 et seq.), the Endangered Species Act (16 U.S.C. Sections 1531 et seq.), the Migratory Bird Treat Act (16 U.S.C. Sections 703 et seq.), the Bald and Golden Eagle Protection Act (16 U.S.C. Section 668 et seq.), and state laws analogous to any of the above.

1.20	ERO means the applicable Electric Reliability Organization certified by FERC, or its successor. As of the Effective Date NERC is the ERO.

1.21	FERC shall mean the Federal Energy Regulatory Commission or its successor federal agency.

1.22	FERC Standards of Conduct shall mean the standards of conduct set forth in 18 CFR §358 or its successor regulations.

1.23	Force Majeure shall have the meaning set forth under Section 15.2 hereof.

1.24	Forced Outage shall mean in the case of the Distribution System, taking the Distribution System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, or other unanticipated failure, in each case when such removal from service was not scheduled in accordance with Section 3.7.2, and, in the case of the Transmission System, taking the Transmission System, in whole or in part, out of service by reason of an Emergency or Network Security Condition, or other unanticipated failure, in each case when such removal from service was not scheduled in accordance with Section 3.7.2, or when shedding distribution load to maintain Transmission System reliability pursuant to Section 2.5.

1.25	Good Utility Practice shall mean the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, including compliance with the Applicable Reliability Standards, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather includes all acceptable practices, methods, or acts generally accepted in the region.

1.26	Governmental Authority shall mean any foreign, federal, state, local or other governmental regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, tribunal, arbitrating body, or other governmental authority; provided such entity possesses valid jurisdictional authority to regulate the Parties and the terms and conditions of this Agreement.

1.27	Interconnection Equipment shall mean all the equipment that is necessary for the interconnection of the Distribution System with the Transmission System as set forth in Exhibit 1 hereto as it may be revised from time to time.

1.28	Interconnection Point(s) shall mean the point(s) at which the Distribution System is connected with the Transmission System, as set forth in Exhibit 1 hereto as it may be revised from time to time and unless the Parties mutually agree otherwise, such point(s) at which the Distribution System is connected with the Transmission System shall be the high voltage Transmission System side (at 69 kV or above) of the disconnect switch of the distribution transformer unless such switch carries bulk electric system power flow under normal operating conditions in which case the dividing line shall be moved to the first point where the equipment constituting the dividing line does not carry bulk electric system power flow under normal operating conditions.

1.29	Interconnection Service shall mean the services provided by Transmission Owner pursuant to this Agreement for the interconnection of the Distribution System with the Transmission System. Interconnection Service does not include the right to transmission service on the Transmission System, which service shall be obtained in accordance with the provisions of the OATT.

1.30	Interest Rate shall mean the interest rate calculated in accordance with the methodology specified for interest on refunds in the FERC regulations at 18 C.F.R. § 35.19a(a)(2)(iii).

1.31	Local Distribution Company shall have the meaning set forth in the recitals.

1.32	Local Distribution Company’s Site Representative shall be that person or persons identified in Exhibit 2 as the point of contact for day-to-day operations of the Distribution System.

1.33	Material Adverse Change shall have the meaning specified in Section 22.3.1.

1.34	Multiple Use Transmission Structures shall have the meaning specified in Section 3.11.

1.35	NERC shall mean the North American Electric Reliability Corporation, or its successor.

1.36	Net Book Value means the original cost of property, plant and equipment reflected on the applicable asset register of the applicable Party’s accounting records, reduced by accumulated depreciation applicable to the original cost of property, plant and equipment, such property, plant and equipment having been reduced by any amount(s) received by the applicable Party from any customer(s) as a contribution in aid of construction, in all cases in accordance with the FERC Uniform System of Accounts.

1.37	Network Security shall mean the ability of the Transmission System to withstand sudden disturbances such as unforeseen conditions, electric short circuits or unanticipated loss of Elements consistent with reliability principles used to design, plan, operate, maintain and assess the actual or projected reliability of an electric system that are (i) established by any Governmental Authority, ERO, or RRO and (ii) implemented by Transmission Owner or required of Transmission Owner to be in compliance with Reliability Coordinator directives.

1.38	Network Security Condition shall mean a condition or situation in which, in the reasonable good faith determination of Transmission Owner, Network Security is not satisfied or is threatened.

1.39	Open Access Transmission Tariff or OATT shall mean the applicable tariff on file with FERC under which transmission service is provided using the Transmission System, as it may be amended, supplemented or superseded from time to time.

1.40	Operating Committee shall have the meaning set forth in Section 3.12.

1.41	Off Peak shall mean all periods of time not classified as On Peak.

1.42	On Peak shall mean the period of time between Hour-ending 0700 EST through and including Hour-ending 2200 Hours EST Monday through Friday excepting New Year’s, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day or if the holiday occurs on a Sunday, the Monday immediately following the holiday.

1.43	Party and Parties shall have the meanings set forth in the recitals.

1.44	Person shall mean any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

1.45	Planned Outage shall mean action by: (i) Local Distribution Company to take its equipment, facilities or systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and an approximate duration pursuant to the procedures set forth in Section 3.7.4, or (ii) Transmission Owner to take its equipment, facilities and systems out of service, partially or completely, to perform work on specific components that is scheduled in advance and has a predetermined start date and an approximate duration pursuant to the procedures set forth in Section 3.7.2.

1.46	Protective Relay is a device that detects abnormal power system conditions and, in response, initiates automatic control action.

1.47	Protective Relay System is a group of Protective Relays and associated sensing devices and communications equipment that detects system abnormalities and performs automatic control action to mitigate or reduce adverse effects of such abnormalities.

1.48	Qualified Personnel shall mean individuals trained for their positions pursuant to Good Utility Practice.

1.49	Release shall mean spill, leak, discharge, dispose, pump, pour, emit, empty, inject, leach, dump, or allow to escape into or through the environment.

1.50	Reliability Coordinator shall mean the ERO-registered entity, or any successor, that provides the security assessment and emergency operations coordination for one or more Balancing Authority or Transmission Owners and that has operational authority over Transmission Owner under ERO standards.

1.51	Revenue Quality Metering System shall mean a system that includes current and voltage instrument transformers, secondary wiring, test switches, meter transducer(s), meter and loss compensation as set forth in Article 5.

1.52	RRO shall mean the applicable Regional Reliability Organization, or the applicable successor Regional Reliability Organization. As of the Effective Date the applicable Regional Reliability Organization is SERC.

1.53	RTO shall mean the currently applicable Regional Transmission Organization, or any successor, as designated by FERC.

1.54	RTU – Remote Terminal Unit shall mean a device connected by a communication system to one or more master computers with appropriate software placed at various locations to collect data and perform remote control. A Remote Terminal Unit may also perform intelligent autonomous control of electrical systems and report the results back to the master computer(s).

1.55	Separation Agreement shall have the meaning specified in the Recitals.

1.56	Site Representative shall be, with respect to each Party, that person or persons identified in Exhibit 2 as the point of contact of day-to-day operations of the Transmission System or Distribution System, as applicable.

1.57	Station Power shall be the energy needed to serve the auxiliary loads within a substation, including heating, lighting service to panels, etc. at a Distribution-Owned Substation or a Transmission-Owned Substation.

1.58	Supervisory Control and Data Acquisition (SCADA) shall mean a system that provides data acquisition, supervisory control and alarm display and control from remote field locations to control centers.

1.59	Surviving Distribution Entity shall have the meaning specified in Section 24.2.

1.60	Surviving Transmission Entity shall have the meaning specified in Section 24.1.

1.61	System means, as applicable, the Distribution System or Transmission System.

1.62	System Restoration Plan shall mean a plan implemented by Transmission Owner in conjunction with its interconnected generation and distribution customers, Balancing Authority, other electric systems, and Reliability Coordinator to energize portions of the Transmission System that are de-energized as a result of a widespread system disturbance.

1.63	Term shall have the meaning set forth in Section 22.1 hereof.

1.64	Transmission shall mean the movement, delivery or transfer of electric energy through interconnected lines and associated equipment at nominal voltages that are greater than or equal to 69 kV between points of supply and points at which it is transformed for delivery to customers or is delivered to other electric systems.

1.65	Transmission Assets shall have the meaning ascribed to such term in the Separation Agreement.

1.66	Transmission Batteries means the substation battery sets and the related equipment including battery chargers, battery racks, battery monitors, and battery alarm systems that serve Transmission protection systems or Transmission special protection systems which are subject to Applicable Reliability Standards for transmission owners.

1.67	Transmission Business shall have the meaning ascribed to such term in the Separation Agreement.

1.68	Transmission Common Use Facilities means (A) any and all structures, equipment, facilities and other Assets (other than interests in real property) that (1) are located at a Transmission-Owned Substation and (2) are used in support of both Transmission System and Distribution System functions within such substation and (B) the Transmission Batteries if located at either a Distribution-Owned Substation or a Transmission-Owned Substation and used in support of both Transmission System and Distribution System functions within such substation.

1.69	Transmission-Owned Substations means (A) substations where there are three (3) or more separate Transmission lines running from outside of such substation that are interconnected within such substation and are used in support of both Transmission System functions and Distribution functions or (B) substations that have no Distribution System function equipment and that are directly used for or exclusively in support of the transmission of electricity at or above 69 kV. Transmission-Owned Substations through which Interconnection Service is provided pursuant to this Agreement are identified on Exhibit 1.

1.70	Transmission Owner shall mean [ITC] and its successors and assigns.

1.71	Transmission Substation Facilities shall mean any and all facilities and equipment located at a substation that are directly used for or exclusively in support of Transmission, including conductors, associated poles and towers, transformers, circuit breakers, switches, protective relays, static VAR compensators, remote terminal units (RTUs), and related structures and control equipment. For the avoidance of doubt, Transmission Substation Facilities include those Transmission Assets transferred to Transmission Owner pursuant to the Separation Agreement.

1.72	Transmission System shall mean all facilities of Transmission Owner through which transmission services are provided under the OATT.

1.73	Transmission System Operations Center(s) shall mean the Transmission System control center(s) that is/are responsible for monitoring and controlling the Transmission System in real time.

Article 2.    Interconnection Service, Standards and Requirements

2.1	Interconnection Service.

2.1.1	Continuing Service. Subject to the terms and conditions of this Agreement, Transmission Owner shall provide Interconnection Service to Local Distribution Company for each Interconnection Point identified in Exhibit 1, from the Effective Date for the Term of this Agreement.

2.1.2	Interconnection Points. The Interconnection Points between the Transmission System and Distribution System, including the locations thereof and all associated equipment are described and shown on Exhibit 1 hereto. The Parties shall amend Exhibit 1 to reflect additions to or modifications of any Interconnection Points or any such equipment.

2.1.3	Site Representatives. Exhibit 2 shall list Local Distribution Company’s Site Representative and Transmission Owner’s Site Representative, as may be modified from time to time by the respective Parties.

2.2	Interconnection Standards and Requirements.

2.2.1	Generally. The Interconnection Point(s) shall be established and maintained in accordance with Good Utility Practice, the Applicable Reliability Standards and RTO requirements applicable to the provision of Interconnection Service by Transmission Owner to Local Distribution Company.

2.2.2	Reactive Power.

(i)	Generally. Transmission Owner and Local Distribution Company recognize and further agree that Local Distribution Company and Transmission Owner have a mutual responsibility for maintaining voltage at each Interconnection Point, in accordance with the Applicable Reliability Standards and RTO requirements.

(ii)	Transmission Owner. Transmission Owner is responsible for maintaining Transmission System voltage and VAR flows in accordance with the Applicable Reliability Standards and RTO reactive power requirements.

(iii)	Local Distribution Company. Local Distribution Company is responsible for controlling Distribution System voltage and VAR flows in accordance with the Applicable Reliability Standards and RTO requirements. Local Distribution Company shall maintain a system average power factor of (A) 0.97 leading to 0.97 lagging for On-Peak hours and (B) 0.95 leading to 0.95 lagging for Off-Peak hours.

2.3	Operating Requirements and/or Switching and Tagging Procedures.

2.3.1	Generally. Each Party shall comply with its own operating requirements and/or switching procedures when operating their respective substation facilities.

2.3.2	Local Distribution Company Facilities. Local Distribution Company shall comply with its own operating requirements and/or switching procedures when operating Distribution System facilities pursuant to this Agreement. Such operating requirements and switching procedures shall be consistent with Good Utility Practice and are set forth in Exhibit 3. Local Distribution Company shall respect the Transmission Owner operating requirements and/or switching procedures when performing work within Distribution Common Use Facilities and Transmission Common Use Facilities, or as may otherwise be applicable. Local Distribution Company shall verbally notify Transmission Owner if Local Distribution Company is unable to comply with this Section at any time during the Term of this Agreement. If the failure to comply is due to Transmission Owner’s actions or inactions, Local Distribution Company will verbally notify Transmission Owner of such actions or inactions and Local Distribution Company shall use commercially reasonable efforts to correct such condition as soon as possible.

2.3.3	Transmission Owner Facilities. Transmission Owner shall comply with its own operating requirements and/or switching procedures when operating Transmission System facilities pursuant to this Agreement. Such operating requirements and switching procedures shall be consistent with Good Utility Practice and are set forth in Exhibit 4. Transmission Owner shall respect the Local Distribution Company operating requirements and/or switching procedures when performing work within Distribution Common Use Facilities and Transmission Common Use Facilities, or as may otherwise be applicable. Transmission Owner shall verbally notify Local Distribution Company if Transmission Owner is unable to comply with this Section at any time during the Term of this Agreement. If the failure to comply is due to Local Distribution Company’s actions or inactions, Transmission Owner will verbally notify Local Distribution Company of such actions or inactions and Local Distribution Company shall use commercially reasonable efforts to correct such condition as soon as possible.

2.3.4	Review Procedures. The Operating Committee shall meet at least annually to review both Parties’ operating requirements and switching procedures set forth in Exhibits 3 and 4 and adopt any mutually agreed amendments to Exhibits 3 and 4 in accordance with the requirements of Section 23.2.

2.4	Compliance with Transmission Owner/Reliability Coordinator Directives. Local Distribution Company shall be required to comply in all respects with the real time operating requests, orders, directives and requirements of Transmission Owner including those issued to implement directives of the Reliability Coordinator. Any such requests, orders, directives or requirements of Transmission Owner or the Reliability Coordinator must be: (a) issued pursuant to Good Utility Practice, (b) not unduly discriminatory, (c) otherwise in accordance with applicable tariffs or applicable federal, state or local laws, and (d) reasonably necessary to maintain the integrity of the Transmission System.

2.5	Load Shedding.

2.5.1	Local Distribution Company Obligations.

(i)	Under Frequency Requirements. Local Distribution Company shall own, operate and maintain an automatic under-frequency load shedding program and associated equipment as required to maintain compliance with the Applicable Reliability Standards.

(ii)	Under Voltage Requirements. At the request of the Transmission Owner, Local Distribution Company shall install and/or maintain under-voltage load shedding equipment as required to maintain on-going compliance with the Applicable Reliability Standards. The equipment selection and location shall be determined by mutual agreement of the Parties.

(iii)	Obligation to Shed Load. If directed to do so by the Reliability Coordinator, Balancing Authority, or Transmission Owner, Local Distribution Company shall shed load to maintain the reliability and integrity of the Transmission System; provided that the Reliability Coordinator or Transmission Owner shall make load-shedding determinations on an equitable, non-discriminatory basis with respect to all loads interconnected with the Transmission System whose interruption is necessary to permit safe and reliable operation and maintenance of the Transmission System; provided, further, that if the Local Distribution Company does not respond to the load shed notice in a timely manner the Transmission Owner shall have the right to shed the required load at the Transmission level in order to maintain Transmission System stability and security.

2.5.2	Transmission Owner Obligations. Transmission Owner shall not be required to own, install, operate or maintain under-frequency load shedding program or associated equipment on the Transmission System.

2.6	Not a Reservation for Transmission Service. Local Distribution Company and Transmission Owner make no guarantees to each other under this Agreement with respect to the availability of transmission service under the OATT or any other tariff under which transmission service may be available in the region. Nothing in this Agreement shall constitute an express or implied representation or warranty with respect to the current or future availability of transmission service.

2.7	Balancing Authority Agreements. Local Distribution Company, or its agent, shall have and maintain an appropriate agreement with each Balancing Authority with responsibility for the load served via an Interconnection Point, under which such Balancing Authority shall perform balancing of such load with generation. Local Distribution Company shall provide a copy of each such agreement to Transmission Owner.

Article 3.    Operation and Maintenance

3.1	Obligation to Coordinate Operations.

3.1.1	Synchronous Operations. The Parties agree to coordinate the operation of their respective Systems at the Interconnection Points in compliance with Good Utility Practice and otherwise in accordance with the terms of this Agreement so as to prevent or minimize detrimental impacts on either Party’s system, including the degradation of voltage on either System or of the provision of Interconnection Service hereunder. The Parties agree to operate their respective Systems in synchronism at the Interconnection Points that are operated closed.

3.2	Operational Obligations Generally. Each Party shall operate any equipment that might reasonably be expected to have an impact on the operations of the other Party in a safe and efficient manner and in accordance with all applicable federal, state, and local law, operating practices, Applicable Reliability Standards, and Good Utility Practice, and otherwise in accordance with the terms of this Agreement. Each Party shall comply with such reasonable operating requests, orders, directives and requirements of the other Party as are authorized under this Agreement.

3.3	Allocation of Costs Generally.

3.3.1	Local Distribution Company. Except as otherwise expressly provided hereunder, Local Distribution Company shall be responsible for the costs of maintaining, operating, repairing or replacing the Distribution System, including Local Distribution Company’s Interconnection Equipment, Distribution Substation Facilities, and Distribution Common Use Facilities.

3.3.2	Transmission Owner. Except as otherwise expressly provided hereunder, Transmission Owner shall be responsible for the costs of maintaining, operating, repairing or replacing the Transmission System, including Transmission Owner’s Interconnection Equipment, Transmission Substation Facilities and Transmission Common Use Facilities.

3.4	Operation of System Elements.

3.4.1

Local Distribution Company. Except during an Emergency or at the specific request of the Transmission Owner, Local Distribution Company shall not, without prior Transmission Owner authorization, operate any Transmission System Element including any circuits or related transformers, lines or busses. Local Distribution Company shall retain the right to operate such Elements during an Emergency to address an imminent threat to the safety of personnel or to prevent damage to equipment and to maintain the integrity of the Distribution System; provided that Transmission System Elements may not be re-energized by Local Distribution Company using the emergency authority provided under this section. When practical, prior to operation of such Elements, Local Distribution Company shall provide immediate notice to Transmission Owner and Balancing Authority. When not deemed practical, such notification should immediately occur upon completion of the emergency action. Local Distribution Company shall not operate any such Elements if upon notice Transmission Owner expressly refuses to grant permission to Local Distribution Company. Within five (5) business days of such Emergency, Local Distribution Company shall provide written explanation of such Emergency to Transmission Owner.

3.4.2	Transmission Owner. Except during an Emergency, Transmission Owner shall not, without prior Local Distribution Company authorization, operate any Local Distribution Company Element including any circuits or related transformers, lines or busses. Transmission Owner shall retain the right to operate such Elements during an Emergency to address an imminent threat to the safety of personnel or to prevent damage to equipment and to maintain the integrity of the Transmission System; provided that Distribution System Elements may not be re-energized by Transmission Owner using the emergency authority provided under this section. When practical, prior to operation of such Elements, Transmission Owner shall provide immediate notice to Local Distribution Company and Balancing Authority. When not deemed practical, such notification should immediately occur upon completion of the Emergency action. Transmission Owner shall not operate any such Elements if upon notice Local Distribution Company expressly refuses to grant permission to Transmission Owner. Within five (5) business days of such Emergency, Transmission Owner shall provide written explanation of such Emergency to Local Distribution Company.

3.5	Protective Relaying Equipment. Local Distribution Company and Transmission Owner shall each design, install, test, calibrate, set, and maintain their respective Protective Relay equipment in accordance with Good Utility Practice, applicable federal, state or local laws, Applicable Reliability Standards, Reliability Coordinator and RTO requirements and this Agreement, as set forth in Article 6 hereof.

3.6	Equipment Failures; Performance Errors; Corrective Actions.

3.6.1

Local Distribution Company. If Transmission Owner reasonably determines that (i) any of Local Distribution Company’s Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice and the Applicable Reliability Standards, Reliability Coordinator and RTO requirements or this Agreement, or (ii) Local Distribution Company has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Transmission Owner shall give Local Distribution Company written notice to take corrective action. Such written notice shall be provided by Transmission Owner to Local Distribution Company’s Site Representative as soon as practicable upon such determination. If Local Distribution Company fails to initiate corrective action promptly and in any event within seven (7) business days after the delivery of such notification, and if in Transmission Owner’s reasonable judgment leaving Local Distribution Company’s Distribution System connected with Transmission System would create an Emergency or Network Security Condition, Transmission Owner may, with as much prior verbal notification to Local Distribution Company and

Balancing Authority as practicable, open only the Interconnection Point(s) needing corrective action connecting Local Distribution Company and Transmission Owner until appropriate corrective actions have been completed by Local Distribution Company, as verified by Transmission Owner. Transmission Owner’s judgment with regard to an interruption of Interconnection Service under this Section 3.6.1 shall be made pursuant to Good Utility Practice and subject to Section 3.1.1 hereof. In the case of such interruption, Transmission Owner shall immediately confer with Local Distribution Company regarding the conditions causing such interruption and Local Distribution Company’s recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection and Interconnection Service.

3.6.2	Transmission Owner. If Local Distribution Company reasonably determines that (i) any of Transmission Owner’s Interconnection Equipment fails to perform in a manner consistent with Good Utility Practice and the Applicable Reliability Standards, Reliability Coordinator and RTO requirements or this Agreement, or (ii) Transmission Owner has failed to perform proper testing or maintenance of its Interconnection Equipment in accordance with Good Utility Practice or this Agreement, Local Distribution Company shall give Transmission Owner written notice to take corrective action. Such written notice shall be provided by Local Distribution Company to Transmission Owner’s Site Representative as soon as practicable upon such determination. If Transmission Owner fails to initiate corrective action promptly and in any event within seven (7) business days after the delivery of such notification, and if in Local Distribution Company’s reasonable judgment leaving Transmission System connected with Local Distribution Company’s Distribution System would create an Emergency, Local Distribution Company may, with as much prior verbal notification to Transmission Owner and Balancing Authority as practicable, open only the Interconnection Point(s) needing corrective action connecting Transmission Owner and Local Distribution Company until appropriate corrective actions have been completed by Transmission Owner, as verified by Local Distribution Company. Local Distribution Company’s judgment with regard to an interruption of service under this Section 3.6.2 shall be made pursuant to Good Utility Practice and subject to Section 3.1.1 hereof. In the case of such interruption, Local Distribution Company shall immediately confer with Transmission Owner regarding the conditions causing such interruption and Transmission Owner’s recommendation concerning timely correction thereof. Both Parties shall act promptly to correct the condition leading to such interruption and to restore the connection and Interconnection Service.

3.7	Outages.

3.7.1

Outage Authority and Coordination. In accordance with Good Utility Practice, Applicable Reliability Standards, Reliability Coordinator and RTO requirements, each Party may, in close cooperation with the other, remove from service its System Elements that may impact the other Party’s System as necessary to perform maintenance or testing or to replace installed equipment. Absent an Emergency, the Party scheduling a removal of such an Element from service will use good faith efforts to schedule such removal on a date mutually acceptable to both Parties, in accordance with Good Utility Practice. The Parties shall comply with RTO requirements relating to notification requirements for scheduled outages.

3.7.2	Scheduling. The Parties shall coordinate inspections, Planned Outages, and maintenance of their respective equipment, facilities and Systems so as to minimize the impact on the availability, reliability and security of both Parties’ Systems and operations when any such outage is likely to have a materially adverse impact on the other Party’s System. With respect to such outages that are likely to have a materially adverse impact on the other Party’s System, and subject to the confidentiality provisions of Article 20 and FERC’s Standard of Conduct, on or before November 1 of each year during the Term hereof, the Parties shall exchange non-binding contingent Planned Outage schedules, which shall be developed and followed in accordance with Good Utility Practice, for the following one-year period for the each System. The Parties shall keep each other updated regarding any changes to such schedules. Each Party shall use commercially reasonable efforts to minimize the costs of any cancellation or rescheduling of a Planned Outage that affects the other Party’s System.

3.7.3	Forced Outage.

(i)	Generally. In the event of a Forced Outage of an Element of the Distribution System adversely affecting the Transmission System, Local Distribution Company will use Good Utility Practice to restore that Element to service promptly. In the event of a Forced Outage of an Element of the Transmission System adversely affecting the Distribution System, Transmission Owner will use Good Utility Practice to restore that Element to service promptly.

(ii)	Notices. In the Event of a Forced Outage on a Party’s System that may impact the other Party’s System, the affected Party shall provide prompt notice to the other Party and the controlling Balancing Authority describing: (A) the nature and extent of the Forced Outage and (B) corrective action being taken and expected duration. Notice shall also be given when the corrective action is complete.

(iii)	Summary Report. Upon request by the other Party, the Party that caused the Forced Outage adversely impacting the other Party will provide a summary report to the applicable Site Representative within seven (7) business days of the event.

(iv)	Assessments. The Operating Committee will meet no less than annually to discuss Forced Outage rates and improvement opportunity.

3.7.4	Planned Outage. In the event of a Planned Outage of an Element of the Distribution System adversely affecting the Transmission System, Local Distribution Company will act in accordance with Good Utility Practice to restore that Element to service promptly in accordance with its schedule for the work that necessitated the Planned Outage. In the event of a Planned Outage of an Element of the Transmission System adversely affecting the Distribution System, Transmission Owner will act in accordance with Good Utility Practice to restore that Element to service promptly in accordance with its schedule for the work that necessitated the Planned Outage.

3.7.5	Operations During Outages. The Parties shall use commercially reasonable efforts consistent with Good Utility Practice to coordinate operations in the event of any Forced Outage or Planned Outage.

3.8	System Restoration Plan Participation. In accordance with Good Utility Practice, Local Distribution Company agrees to participate in Transmission Owner’s System Restoration Plan for the Distribution System and the Transmission System. In accordance with Good Utility Practice, Transmission Owner agrees to participate in Local Distribution Company’s System Restoration Plan for the Distribution System and the Transmission System.

3.9	Common Use Facilities.

3.9.1	Responsibility for Operations, Maintenance. Transmission Owner shall be responsible for the operation and maintenance of Transmission Substation Facilities, including the Transmission Common Use Facilities (including Transmission Batteries located at Distribution-Owned Substations), and for all costs associated with such operation and maintenance. Local Distribution Company shall be responsible for the operation and maintenance of the Distribution Substation Facilities, including the Distribution Common Use Facilities, and for all costs associated with such operation and maintenance.

3.9.2	Periodic Reviews. At least once each year, the Operating Committee shall meet and review the Parties’ respective operational and maintenance responsibilities with respect to the Transmission Common Use Facilities and the Distribution Common Use Facilities and, if necessary, alter such responsibilities as the Parties deem appropriate; provided that nothing hereunder shall be interpreted to empower the Operating Committee to obligate either Party to incur costs with respect to Common Use Facilities owned by the other Party.

3.9.3

Ownership; Operational Standards. Transmission Common Use Facilities are located at Transmission-Owned Substations (other than the Transmission Batteries which may be located at Distribution-Owned Substations) and are owned by the Transmission Owner. Distribution Common Use Facilities are located at Distribution-Owned Substations and are owned by the Local Distribution Company. Each Party shall operate and maintain their respective Common Use Facilities in accordance with Good Utility Practice and all applicable provisions of this Agreement.

3.9.4	Maintenance of Common Use Facilities. Notwithstanding its obligation to comply with Good Utility Practice and all applicable provisions of this Agreement, the Transmission Owner with respect to Transmission-Owned Substations, and Local Distribution Company with respect to Distribution-Owned Substations, shall each perform the following maintenance activities with respect to their respective Common Use Facilities at each such substation: (i) maintain the integrity of the perimeter fencing, including code-required signage; (ii) maintain the functionality of yard lighting; (iii) keep the control house secure and take reasonable efforts to control rodents therein; (iv) perform periodic cleaning of the control house in order to minimize equipment damage due to dirt and grit; (v) weatherize control house(s) in the spring and fall in order to maintain proper ventilation and adequate heat and avoid a negative impact on the serviceability of equipment; (vi) weed treat the substation yard stone areas annually, maintain adequate stone where established, and provide routine grass cutting to maintain reliability and safety; (vii) maintain station grounding systems to keep step and touch potentials at safe levels; and (viii) keep station access drives in drivable condition and free of extraneous debris, animals and wildlife so as to maintain a path to the control house(s) and around the perimeter of the equipment where possible.

3.9.5	Battery Maintenance. In substations containing Common Use Facilities, the owner of the batteries shall develop and implement a maintenance and testing plan that meets or exceeds all applicable battery maintenance requirements as specified by the Applicable Reliability Standards. A copy of such plan, test reports and related records shall be provided to the Operating Committee and the other Party for review. Subject to the confidentiality provisions of Article 20, upon the request of the other Party pursuant to a request from the ERO or RRO, the owner of the affected Common Use Facilities shall also provide a copy of such plans, test reports and related records to the ERO or RRO.

3.9.6	Other Compliance Requirements. To the extent that the ERO or RRO has other requirements applicable to the operation, maintenance and testing of a Common Use Facility, the owner of the Common Use Facility shall develop and implement a maintenance and testing plan that meets or exceeds all such applicable ERO or RRO requirements. A copy of such plan, test reports and related records shall be provided to the Operating Committee and the other Party for review. Subject to the Confidentiality provisions of Article 20, upon the request of the other Party pursuant to a request from the ERO or RRO, the owner of the affected Common Use Facility shall also provide a copy of such plans, test reports and related records to the ERO or RRO.

3.10	Station Power. The Parties agree that (i) Local Distribution Company’s system losses include the Station Power supplied by Local Distribution Company to the Transmission Substation Facilities, and accordingly that (ii) Local Distribution Company shall supply Station Power to the Transmission Substation Facilities at no cost to Transmission Owner; provided that Local Distribution Company shall only be obligated to provide such Station Power in a manner generally consistent in scope, nature and amount with the usage of Station Power by such Transmission Substation Facilities as of the Separation Date. The Transmission Owner may request, from the Local Distribution Company or appropriate service provider, additional Station Power sources to the Transmission Substation Facilities, or to new transmission substation(s); provided that the provision of such additional Station Power sources shall be subject to the terms and rates of the Local Distribution Company’s, or appropriate service provider’s, applicable tariff for such service.

3.11	Multiple Use Transmission Structures. The Parties acknowledge and understand that the Transmission System includes certain transmission structures with both transmission and distribution lines attached thereto (“Multiple Use Transmission Structures”). With regard to the operation and maintenance of such Multiple Use Transmission Structures, the Parties agree that:

3.11.1	Subject to Sections 3.11.2 and 3.11.3 and applicable safety codes, Transmission Owner shall allow Local Distribution Company to maintain without charge attachments of those distribution lines existing as of the Effective Date to the Multiple Use Transmission Structures.

3.11.2	For facilities that have been designed as Multiple Use Transmission Structures prior to the Effective Date and can accommodate attachment of distribution lines, there shall be no charge by Transmission Owner for attachments.

3.11.3	Transmission Owner shall be responsible for the costs associated with maintaining, relocating, upgrading or implementing other changes to the transmission structures designated as Multiple Use Transmission Structures; provided, however, that Local Distribution Company shall be responsible for all costs associated with the distribution lines attached to such Multiple Use Transmission Structures, including costs associated with maintaining, relocating, upgrading or implementing other changes to such distribution lines.

3.11.4

Transmission Owner shall provide Local Distribution Company with commercially reasonable advance notice of any planned change to Multiple Use Transmission Structures that may require Local Distribution Company to relocate or otherwise change its distribution lines attached thereto. If it is necessary under generally accepted utility practice for the Local Distribution Company’s distribution lines to be removed from Multiple Use Transmission Structures then the Transmission Owner shall allow Local Distribution Company’s distribution lines to remain attached to the Multiple Use Transmission Structures for a commercially reasonable period in order to allow Local Distribution Company to develop a suitable alternative for its distribution lines; provided, however, that such interim use of Multiple Use Transmission Structures by Local Distribution Company shall neither impair the provision of non-discriminatory, open access transmission service over the Transmission System nor interfere with any planned additions or upgrades to such facilities proposed by Transmission Owner or directed by the RTO, FERC or any other Governmental Authority with jurisdiction to require such addition or expansion to the Transmission System. Local Distribution Company shall act in good faith and exercise Due Diligence in developing and implementing a suitable alternative for its distribution lines.

3.12	Operating Committee. The Parties shall establish an operating committee (“Operating Committee”), which in addition to the duties granted it elsewhere in this Agreement shall develop specific guidelines, methods and procedures with respect to coordinated interconnection operation and maintenance of the Distribution System and the Transmission System covering at a minimum the following areas: safety, voltage control, outage planning and implementation, service restoration, emergency operation procedures, frequency controls, environmental matters, ERO and RRO compliance matters, and maintenance planning and execution. Each Party shall designate two (2) members to serve on the Operating Committee. The Operating Committee shall meet not less than annually and shall establish its own operating rules and practices.

Article 4.    Supervisory Control and Data Acquisition (SCADA)

4.1	SCADA and Communications Equipment.

4.1.1	Existing Equipment. Interconnection Points containing SCADA and communications equipment along with communication paths with current routing diversity installed prior to the Effective Date shall be considered to satisfy the terms and conditions of this Article 4 and shall be maintained with no less than the current functionality unless otherwise agreed by the Parties.

4.1.2	Obligation to Install.

(i)	Distribution-Owned Substations. Local Distribution Company shall install and operate at its own cost such SCADA and communications equipment as is necessary and consistent with Good Utility Practice, and Applicable Reliability Standards for Transmission Owner to perform monitoring, control, state estimation and contingency analysis at each Distribution-Owned Substation subject to this Agreement for (i) Interconnection Points that existed prior to the Effective Date and did not contain SCADA and communications equipment or (ii) new Interconnection Points installed after the Effective Date.

(ii)

Transmission-Owned Substations. Transmission Owner shall install and operate at its own cost such SCADA and communications equipment as is necessary and consistent with Good Utility Practice, and Applicable Reliability Standards for Transmission Owner to perform monitoring, control, state estimation and contingency analysis at each Transmission-

Owned Substation subject to this Agreement for (i) Interconnection Points that existed prior to the Effective Date and did not contain SCADA and communications equipment or (ii) new Interconnection Points installed after the Effective Date.

4.1.3	Communication Paths and Equipment.

(i)	Generally. Each Interconnection Point or other mutually agreeable location with SCADA and communications equipment shall have one dedicated communications path to Balancing Authority’s control center for the RTU data. Additional data paths and communications equipment requested, either emanating from the substation or the Balancing Authority’s control center, will be at the expense of the Party requesting the additional communication path(s). The SCADA and communications equipment may provide data and status information in real time or with a time delay acceptable to each of Transmission Owner, and in accordance with Applicable Reliability Standards, Reliability Coordinator and RTO, requirements, as applicable, and shall provide data and control via an industry standard protocol such as “ICCP” or another method agreed by the Parties. Such data may include, but not be limited to megawatts, megavars, voltage, amperes, device status and communication system status.

(ii)	SCADA Common Use Facilities. With respect to SCADA Common Use Facilities, the owning Party shall provide the other Party with opportunity to access such SCADA functionality consistent with Good Utility Practice for control, status/alarm indication, and data that may include, but not be limited to megawatts, megavars, voltage, amperes, device status and communication system status.

4.1.4	Loss of Remote Communications. Loss of remote communications, data access or controls via SCADA will be responded to and restored in a manner reflecting urgency commensurate to a critical customer outage.

4.2	Dual Port RTUs. Transmission Owner reserves the right (at Transmission Owner’s expense) to require Local Distribution Company to install or cause to be installed at any new or modified Interconnection Point a dual port RTU within a Distribution-Owned Substation to provide data and control directly to the Transmission Owner. Local Distribution Company will assist in furnishing desired inputs and outputs for such RTU.

4.3	Measured Values; Inputs; Performance Criteria.

4.3.1	Measured Values. The operating metering system shall consist of instantaneous values of MW, MVAR, voltage and current (amperes). Amperes may be measured directly or calculated based on measured values.

4.3.2	Communications Inputs. Values shall be inputted to a Remote Terminal Unit (RTU) or comparable communication device for communication with the Balancing Authority.

4.3.3	Transducer Performance Criteria. Transducers may utilize the voltage transformers and current transformer secondary circuits also utilized by the revenue metering equipment for a particular interconnection. In such case, the performance criteria listed in Exhibit 8 hereto for the voltage transformers and the current transformers shall apply. Relaying class voltage transformers and current transformers are not to be utilized unless mutually agreed by all the owners of the metering equipment and the Balancing Authority.

4.3.4	Transducer Accuracy. Transducers shall have a range of accuracy of plus or minus one percent (1%). Transducers shall be field calibrated at least once every ten (10) years, or as necessary, and documentation shall be retained showing the calibration results until three (3) years after the last calibration. The Transmission Owner and Local Distribution Company agree that, as to all Interconnection Points in existence as of the Effective Date, no new or different equipment shall be installed to meet the requirements of this section.

4.4	Installation of New Equipment. Unless otherwise agreed to by the Parties, to the extent new SCADA and associated communications equipment is to be installed, the Party owning the affected substation shall install or facilitate installation of SCADA and associated communications equipment at its own cost as soon as practicable, provided that such installation shall be accomplished within a time period of no more than one hundred eighty (180) days following notice by the requesting Party to the other Party of the planned installation or, if such installation is being made in conjunction with the installation of new Interconnection Points, prior to installation of any such Interconnection Points.

4.5	Change in Regulations. With respect to SCADA and associated communications equipment, including communication paths with current routing diversity that are in existence as of the date of this Agreement, the Parties acknowledge that Transmission Owner may be subjected to changing Applicable Reliability Standards that render such existing SCADA and associated communications equipment non-compliant with such regulations. The Party owning such existing SCADA and associated communications equipment affected by any such changes in regulations shall respond in accordance with Good Utility Practice to assure compliance for such SCADA and associated communications equipment.

Article 5.    Revenue Metering

5.1

Ownership. Local Distribution Company shall own, operate, test and maintain or contract for the metering equipment at the Interconnection Points with Transmission Owner, as required by this Article 5. Transmission Owner and Local Distribution Company agree that, as to all Interconnection Points in existence as of the Effective Date, no new or different metering equipment or arrangements shall be required. For existing

Interconnection Points where low-side metering exists without loss compensation, Parties will agree to loss compensation factors. To the extent existing metering equipment is replaced or new metering equipment is installed at Interconnection Points in existence as of the Effective Date, such replacements or installations shall meet the standards set in Section 5.2. Local Distribution Company shall install metering equipment that meets the standards set forth in Section 5.2 at all new Interconnection Points.

5.2	Metering Standards. The Revenue Quality Metering System shall consist of all instrument transformers (current and voltage), secondary wiring, test switches and meter(s) required to determine the metering values for record for any given metering point.

5.2.1	Wire System Outputs.

(i)	Metering shall be form 9, 3-element for 4-wire systems and form 5, 2-element for 3-wire systems.

(ii)	In substations where an RTU or other remote data collecting and telecommunication device is present, meters shall have form C, 3-wire outputs with programmable values determined by Local Distribution Company for bi-directional MWHs and MVARs. Such form C, 3-wire outputs shall be connected to an isolation relay before connecting to the RTU. Alternatively, real time SCADA (Watts, Vars, Voltage, PF, Current, Frequency, etc.) and equivalent pulse accumulator values may be electronically ported from the revenue meter to the station RTU when technically feasible and upon agreement of the Parties.

5.2.2	Bi-directional. Meters shall measure, at a minimum, megawatt hours and megavar hours and have bi-directional capability, where applicable. All measured values shall have individual outputs, (such as DNP and KYZ), where applicable and a minimum 35-day interval data recording capability for each measured value.

5.2.3	Loss Compensation. Revenue-quality loss-compensated metering shall be acceptable if the metering facilities and the Interconnection Point are not at the same physical location. The metering shall account for real power losses between the location of the meter and the Interconnection Point and no-load losses of the power transformer. Real power losses between the location of the meter and the Interconnection Point must be agreed upon by both parties. The meter data management system for determining such losses shall be MV-90 or an equivalent meter data management system.

5.2.4	Records Retention.

(i)	The Party that owns the metering equipment shall maintain records that demonstrate compliance with all meter tests and maintenance conducted in accordance with Good Utility Practice for the life of the Interconnection Point. The non-owning Party shall have reasonable access to the records.

(ii)	For installations where the metering is performed using loss compensation, the factory certified test results of the power transformer, including load, no-load losses and calculated meter loss calculations, shall be recorded in writing. The non-owning Party shall have reasonable access to the records. If factory certified test results, including load and no-load losses are not available, then both parties shall endeavor to agree on the loss compensation value.

(iii)	Records showing metering instrument transformers’ factory certified or utility test shop test results showing compliance with applicable metering test standards shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records. Metering transformers must be at least 0.3% accuracy class.

(iv)	A meter’s factory certified or utility test result, showing compliance with applicable metering test standards, shall be maintained by the meter owner. The non-owning Party shall have reasonable access to the records.

5.3	Testing.

5.3.1	Periodicity; Costs. Metering equipment shall be tested by the Party owning said equipment at suitable intervals agreed upon by the Parties. Such test intervals shall not exceed four (4) years. The meters’ accuracy shall be maintained at a minimum in accordance with applicable regulatory standards. At the request of either Party, special tests, outside the agreed upon test interval, shall be made. If any special meter test discloses the metering device to be registering within acceptable limits of accuracy as specified herein, then the Party requesting such special meter test shall bear the expense thereof. Otherwise, the expense of such test shall be borne by the owner. Representatives of each Party shall be afforded opportunity to be present at all routine or special tests and upon occasions when any readings for purposes of settlements hereunder are taken from meters not producing an automatic record.

5.3.2	Corrections. If, as a result of any test, any meter shall be found to be registering more than one percent (1%) above or below one hundred percent (100%) of accuracy, the account between the Parties hereto shall be corrected, for a period equal to one-half of the elapsed time since the last prior test, according to the percentage of inaccuracy so found, except that if the meter shall have become defective or inaccurate at a reasonably ascertainable time since the last prior test of such meter, the correction shall extend back to such time. No meter shall be left in service if found to be more than 0.5 percent above or below one hundred percent (100%) of accuracy at series full and light load, unity power factor. Should metering equipment at any time fail to register, the energy delivered shall be determined from the best available data. All meters shall be kept under seal, such seals to be broken only when the meters are to be tested or adjusted.

5.3.3	Test Switches. Test switches shall be installed to allow independent testing and/or replacement of each meter and transducer utilizing the secondary circuit. No other piece of equipment shall be in the revenue metering secondary circuit.

5.4	Resales. In substations subject to this Agreement where electrical energy is resold to another local distribution company other than Local Distribution Company, Local Distribution Company will provide to Transmission Owner without cost in accordance with applicable federal and RTO requirements metering data that is related to such resale.

5.5	Repairs; Replacements. In the event of an interconnection meter needing replacement or repair, a representative from the non-owning Party shall be given a reasonable opportunity to be present during such repair or replacement.

5.6	Reading. Transmission Owner shall have the right to read the revenue meters remotely, and in a secure manner, as reasonably necessary to facilitate billing and calculation and verification of revenues.

Article 6.    Protective Relaying and Control

6.1	Right to Review and Approve New Protective Relaying Equipment. Each Party shall have the right, using Good Utility Practice, to review and approve all new Protective Relaying logic equipment, including equipment settings, protective relay schemes, drawings, and functionality associated with each Interconnection Point. Review shall be timely and approval shall not be unreasonably withheld. Protective Relaying logic equipment and schemes installed before the Effective Date shall be considered to satisfy the terms and conditions of this Article 6. When existing equipment or schemes installed prior to the Effective Date are replaced or when new equipment or schemes are installed pursuant to this Article 6 or in association with new Interconnection Points, then such replacement or installation shall be performed in accordance with the terms and conditions of this Article 6.

6.2	Distribution System Fault Contributions. To the extent that there is generation on the Distribution System that, in the reasonable judgment of either Party, may contribute material amounts of current to a fault on the Transmission System, Local Distribution Company shall have and enforce standards to ensure the provision, installation and maintenance of relays, circuit breakers, and all other devices necessary to remove promptly any fault contribution of such generation to any short circuit occurring on the Transmission System and not otherwise isolated by the Transmission Owner equipment. Such protective equipment shall include, a disconnecting device or switch with load interrupting capability to be located between the generation and the Transmission System at an accessible, secure, and satisfactory site selected upon mutual agreement of the Parties. Transmission Owner shall not be responsible for protection of such generation.

6.3	Operation, Maintenance and Testing of Protective Relay System.

6.3.1	Generally. Any Protective Relay System that causes any Transmission Owner protective device or Local Distribution Company protective or switching device connected to a Transmission Owner bus to operate shall be maintained and tested in accordance with the provisions of this Article 6.

6.3.2	Ownership, Records Access. Transmission Owner shall, in accordance with Good Utility Practice, own, operate, maintain and test those Protective Relays, relaying communications systems, current transformers, battery banks and potential transformers that constitute Transmission Substation Facilities. Local Distribution Company shall, in accordance with Good Utility Practice, own, operate, maintain, and test those Protective Relays, current transformers, battery banks and potential transformers that constitute Distribution Substation Facilities. The Parties shall maintain, and, as necessary, upgrade their respective Protective Relay Systems in accordance with Good Utility Practice, and each Party shall provide the other Party with access to copies of operation and maintenance manuals and test records for all relay equipment.

6.3.3	Testing. The Parties shall test their respective Protective Relays associated with the Interconnection Points for correct calibration and operation in accordance with Good Utility Practice. Complete functional testing of the relay protection schemes shall be performed at the same time. Parties shall coordinate design, installation, operation, and testing of Protective Relay schemes to insure that such relays operate in a coordinated manner so as to not cause adverse operating conditions on the other Party’s system.

6.4	Protective Relay Maintenance. Each Party shall be responsible for maintenance, calibration and functional testing of its respective Protective Relay systems in accordance with Good Utility Practice and otherwise applicable terms of this Agreement. All such maintenance and testing must be performed by Qualified Personnel selected by the Party responsible for performing the activity. In addition, each Party shall allow the other Party to conduct regularly scheduled, visual inspection of all its Protective Relay systems and associated maintenance records. Related maintenance and operational records shall be maintained by each Party with respect to its Protective Relaying in accordance with Good Utility Practice. Upon completion of all Protective Relay calibration testing and functional testing, the Party performing such testing shall make available copies of all test reports and related records for review by the Party not performing the testing. Local Distribution Company shall review and confirm that all test reports and documentation supporting that Protective Relay System’s tests and settings, as shown on such test reports, have been done in accordance with the equipment’s specifications and Good Utility Practice.

6.5	Updated System Protection Requirements.

6.5.1

Transmission Owner. As Transmission Owner’s System protection requirements change and as System protection technology advances, Transmission Owner will upgrade its Protective Relay system in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relay Systems on the Interconnection Equipment installed, owned, and operated by Local Distribution Company, Local Distribution Company must (at its own expense) upgrade its Protective Relay systems as necessary to bring them into compatibility with, and adopt the technological standards of, the Protective Relay Systems installed by Transmission Owner. Transmission Owner shall give Local Distribution Company notice of any such upgrade as soon as practicable prior to the anticipated date of such upgrade.

6.5.2	Local Distribution Company. As Local Distribution Company’s System protection requirements change and as technology advances, Local Distribution Company will upgrade its Protective Relay System in accordance with Good Utility Practice. If these upgrades affect the serviceability and acceptability of the Protective Relay Systems on the Interconnection Equipment installed, owned, and operated by Transmission Owner, Transmission Owner must (at its own expense) upgrade its Protective Relay Systems as necessary to bring them into compatibility with, and adopt the technological standards of, the Protective Relay Systems installed by Local Distribution Company. Local Distribution Company shall give Transmission Owner notice of any such upgrade as soon as practicable prior to the anticipated date of such upgrade.

6.5.3	Documentation Updates. Exhibit 1 shall be updated by the Parties to reflect any changes in Protective Relay Systems as they are made.

6.6	Expansion of Relay Panels.

6.6.1	Distribution-Owned Substations. Local Distribution Company shall provide the necessary space to install or expand relay panels for Transmission System protection if requested by Transmission Owner. Any incremental costs required to accommodate such a request shall be the responsibility of Transmission Owner.

6.6.2	Transmission-Owned Substations. Transmission Owner shall provide the necessary space to install or expand relay panels for Distribution System protection if requested by Local Distribution Company. Any incremental costs required to accommodate such a request shall be the responsibility of Local Distribution Company.

Article 7.    Planning and Obligation to Serve

7.1

Adequacy Obligation. Subject to applicable regulatory approvals, including the principles of least-cost long-term planning applicable to maintaining the overall reliability of the transmission and distribution system in the planning horizon, and subject to the oversight and direction of the RTO (or any successor regional transmission organization) where applicable, Transmission Owner shall have a public utility duty to operate, maintain, plan, design and construct the Transmission System so that the system is adequate to: (i) deliver on a reliable basis the reasonable, projected needs of all loads on the Distribution System connected to and dependent upon the Transmission Owner’s facilities for delivery of reliable, low-cost and competitively-priced electricity to such distribution system; and (ii) provide needed support to the Distribution System. Local Distribution

Company recognizes that the obligations above are in addition to the Transmission Owner’s other obligations under separate tariffs and agreements also related to operating, maintaining, planning, designing, and constructing the Transmission System, including obligations related to other electric distribution systems and adequacy to support effective competition in energy markets. In meeting these obligations, the Transmission Owner shall treat the needs of each electric distribution system interconnected with the Transmission system, and the electric loads on each system in a nondiscriminatory manner.

7.2	Coordination of Planning Activities. Local Distribution Company and Transmission Owner shall discuss, at appropriate intervals but no less than annually, the needs of Local Distribution Company and the plans of Transmission Owner that could affect Local Distribution Company. The Parties agree to cooperate and coordinate as necessary on planning and construction of projects that affect Local Distribution Company.

7.3	Regulatory Approvals. If the Parties agree upon the need for any such project, they shall cooperate and coordinate in seeking all necessary regulatory approval for such project. The Parties shall coordinate and cooperate with each other with respect to all communications and commitments to municipal, county, and state agencies involved in such project.

7.4	Reservation of Rights. If Local Distribution Company proposes construction of a transmission project and Transmission Owner does not agree that such project is needed, Local Distribution Company shall have the right to petition the applicable Governmental Authority for a declaratory ruling on whether the proposed project is needed pursuant to Transmission Owner’s public-utility duty to plan and construct a reliable, adequate system. The Parties agree that the ruling of the applicable Governmental Authority will be binding upon them.

7.5	Load Growth and Reliability Needs. Transmission Owner is obligated to plan and install any Transmission System components that may be necessary to accommodate Local Distribution Company’s planned load growth and planned reliability improvements. Transmission Owner will construct new interconnections with the Distribution System in accordance with Transmission Owner’s planning criteria, other agreements in effect between the Parties, and Good Utility Practice. Transmission Owner shall bear the responsibility for such planning and installing in accordance with this Article 7. Transmission Owner’s obligations under this Section 7.5 shall include the planning and installation of any new Interconnection Points that may be necessary to accommodate Local Distribution Company’s planned load growth and planned reliability improvements. Recovery of the cost of such additions shall be in accordance with Section 7.1.

7.6	Information Submittals to Transmission Owner. To facilitate planning and construction discussions under Section 7.2, Local Distribution Company, or its designated representative, shall annually submit the following information, on a commercially reasonable efforts basis, and under the following conditions to Transmission Owner.

7.6.1	No later than November 1 of each year, the most recent actual summer and winter peak demands in megawatts (MW) and megavars (MVAR) for each Interconnection Point with the Transmission System, coincident with Local Distribution Company’s peak demand for these seasons.

7.6.2	No later than February 1 of each year:

(i)	seasonal peak demand forecasts (MW and MVAR) for each Local Distribution Company Interconnection Point with the Transmission System for the next ten (10) years as required by the Applicable Reliability Standards or RTO requirements for the Transmission Owner’s model; and

(ii)	planned facility connections (new Interconnection Points) with the Transmission System for the next ten (10) years.

7.6.3	Transmission Owner will treat all information disclosed by Local Distribution Company under this Section 7.6 as Confidential Information.

Article 8.    New Construction and Modification

8.1	Allocation of Responsibility and Costs.

8.1.1	Generally. Each Party may construct additional Elements for its System or otherwise modify its System. All such modifications and construction provided for herein, shall be (i) conducted with Due Diligence in accordance with Good Utility Practice, all Applicable Reliability Standards, Reliability Coordinator and RTO requirements, and otherwise in accordance with the terms of this Agreement, and (ii) subject to any required approvals of Governmental Authorities.

8.1.2	Allocation of Costs; Non-Impairment. Except as otherwise expressly provided by this Agreement, each Party shall only be responsible for the costs to modify its own System and the costs to construct new Elements of its System and shall not be responsible for the costs imposed on the other Party as a result of such modification or new construction. However, during the period while such modification or new construction is under way, the Party constructing new Elements for its System or otherwise modifying its System shall perform such activities using Good Utility Practice so as not to impair the transmission, distribution and communications capabilities of the other Party and to avoid or minimize any adverse impact on the other Party.

8.2

Required Notices. No modifications to, or new construction of, facilities, or access thereto, including but not limited to rights-of-way, fences, and gates, shall be made by either Party pursuant to this Article 8 that might reasonably be expected to have a material effect upon the other Party with respect to operations or performance under this Agreement, without providing such other Party (a) prior written notification as set forth in this Article 8, and (b) sufficient information regarding the work prior to commencement to enable such other Party to evaluate the impact of the proposed work on its operations. The information provided must be sufficiently detailed to enable reasonable review by such other Party and satisfy such other Party’s reasonable operational requirements. Each Party shall use reasonable efforts to minimize any adverse impact on the other Party.

8.3	Drawings; Specifications; Review.

8.3.1	Submittal. If any Party intends to install any new facilities, equipment, systems, or circuits or any modifications to existing or future facilities, equipment, systems or circuits that could reasonably be expected to have a material effect upon the operation of the other Party, the Party desiring to perform said work shall, in addition to the requirements of Section 8.2, provide the other Party with drawings, plans, specifications and other necessary documentation for review at least ninety (90) days prior to the start of the construction of any such installation. This notice period shall not apply to modifications or new installations made to resolve or prevent pending Emergency or Network Security Conditions.

8.3.2	Review. The Party reviewing any drawings, plans, specifications, or other necessary documentation shall promptly review the same and provide any comments to the performing Party no later than sixty (60) days prior to the start of the construction of any installation. The performing Party shall incorporate all requested modifications to the extent required to maintain Good Utility Practice and compliance with this Agreement. The reviewing Party may reject plans that do not meet applicable safety codes.

8.4	As-Built Drawings; Specifications. Within one-hundred twenty (120) days after any modification or construction subject to this Article 8 is placed in service, the Party initiating the work shall provide “as built” drawings, plans, specifications and related technical data to the other Party. Approval or review of any document referenced herein shall not relieve the initiating party of its responsibility for the design or construction of any proposed facility, nor shall it subject the other Party to any liability, except with respect to the confidentiality provisions of Article 20.

8.5	Inspections. Each Party shall, at its own expense, have the right to inspect or observe all maintenance activities, equipment tests and installation, construction, and modification of facilities of the other Party that could have a material effect upon the facilities or operations of the first Party.

8.6	Existing Substation Expansion Capability. To the extent a substation in existence as of the Effective Date has as of that date undeveloped space for expansion distribution bays or transmission bays and corresponding line routes, the owning Party of such substation shall make such space available to the other Party for the expansion of such Party’s System provided that such owning Party shall not be obligated to make such space available to the extent such space is needed for planned expansion of the owning Party’s System.

8.7	In-Progress Projects. Each Party’s in-progress transmission projects, or which have received budgetary approval as of the Effective Date, in each case that may impact the other Party’s System (i) are set forth in Exhibit 9 hereto and (ii) shall be considered approved for construction by Local Distribution Company and Transmission Owner, as applicable. Each Party shall accept these projects for construction without any additional System requirements, other than those that are already part of those projects.

Article 9.    Access to Facilities

9.1	Generally. The Parties hereby agree to provide each other such access to facilities, properties, equipment and records as may be necessary and appropriate to enable each Party to maintain its respective facilities, equipment and property in a manner consistent with Good Utility Practice and otherwise in accordance with this Agreement. Such access shall be provided in a manner so as not to interfere unreasonably with the ongoing business operations, rights, and obligations of either Party. Any such access shall be subject to applicable federal, state and local laws and regulations and the rules and operation guidelines of the Party owning such facilities or properties, including without limitation the requirement that such Party’s personnel make communication with the other Party upon arriving at, and prior to, entering such Party’s facilities or properties to notify the owning Party of their presence, summary of their intended actions and the potential risks.

9.2	Easements; Access to Facilities and Property.

9.2.1	Easements.

(i)	Transmission Owner Easements. Without limiting the generality of Section 9.1, Transmission Owner shall have access to all Elements of its System, including Transmission Owner’s Interconnection Equipment, Distribution Common Use Facilities and Transmission Batteries, in each case located at a Distribution-Owned Substation or otherwise located on Local Distribution Company’s property through easements or servitudes, as applicable, substantially in the form of Exhibit 7-1 (“Easements”), granted to Transmission Owner by Local Distribution Company.

(ii)	Local Distribution Company Easements. Without limiting the generality of Section 9.1, Local Distribution Company shall have access to all Elements of its System, including Local Distribution Company’s Interconnection Equipment and Transmission Common Use Facilities, in each case located at a Transmission-Owned Substation or otherwise located on Transmission Owner’s property through Easements reserved by (with respect to those Elements existing as of the Effective Date) or granted to Local Distribution Company by Transmission Owner.

(iii)

Schedule of Easements. A schedule of Easements reserved and/or granted pursuant, and subject, to this Agreement is attached hereto as Exhibit 7-2. Transmission Owner and Local Distribution Company acknowledge and agree that Exhibit 7-2 may be revised and supplemented from time to time to add and/or delete easements as additional facilities are added or retired. Such supplementation shall not require formal amendment to this Agreement but shall be presented to and approved by the Operating Committee.

9.2.2	Access to Property and Facilities Generally. Each Party shall (i) furnish at no cost to the other Party any necessary access, additional easements, licenses, and/or rights of way upon, over, under, and across lands owned or controlled by either Party and/or its affiliated interests for the construction and operation of necessary lines, substations, and other equipment in furtherance of the continued interconnection of such other Party’s facilities from and after the Effective Date, with the such Party’s System under this Agreement, and (ii) at all reasonable times, give such other Party, or its agents, free access to such lines, substations, and equipment, as allowed by the Applicable Reliability Standards, Reliability Coordinator and RTO requirements.

9.2.3	Metering Devices. An accessible, protected and satisfactory site shall be mutually agreed upon by the respective Parties at each Distribution-Owned Substation and Transmission-Owned Substation, and the non-owning Party shall be provided at the owning Party’s expense, for installation at such site of metering devices, unless the owning Party elects to install meters on poles or other locations controlled by it. Each owning Party grants to non-owning Party at all reasonable times and with reasonable supervision, the right of free ingress and egress to such sites for the purpose of installing, testing, reading, inspecting, repairing, operating, altering, or removing any of the non-owning Party’s property located at such sites or for other purposes necessary to enable either Party to deliver or receive electric energy, suspend the delivery or receipt thereof, or determine owning Party’s compliance with this Agreement.

9.3	Keys; Access Codes; Qualified Personnel. Each Party shall provide the other Party keys, access codes or other access methods necessary to gain unassisted access to the other Party’s facilities to exercise rights under this Agreement. Access shall only be granted to Qualified Personnel and shall adhere to the Applicable Reliability Standards for critical infrastructure protection and the facility owning Party’s polices and procedures as deemed necessary by the facility owning Party for compliance with those standards.

9.4	No Changes to Site Topography or Access. Neither Party shall make changes to the site topography or accesses, including but not limited to grading or drainage, that could reasonably be expected to have a material adverse effect upon the other Party’s facilities or common use drainage or pollution control systems without the prior written consent of the other Party, such consent not to be unreasonably withheld.

9.5	Mobile Substation Accessibility. For each Transmission-Owned Substation or Distribution-Owned Substation having as of the Effective Date mobile substation accessibility for N-1 contingency for the removal of distribution transformer for maintenance or restoration purposes, the owning Party of such substation shall maintain at that substation the specified level of mobile substation accessibility. Such substations shall be identified in Exhibit 1.

Article 10.    Notifications and Reporting

10.1	Generally. Unless otherwise provided, any notice required to be given by either Party to the other Party in connection with this Agreement shall be given in writing: (i) personally; (ii) by facsimile transmission (if the sender thereafter sends such notice to the recipient by any of the other methods provided in this Section 10.1); (iii) by registered or certified U.S. mail, return receipt requested, postage prepaid; or (iv) by reputable overnight carrier, with acknowledged receipt of delivery; or (v) any other method mutually agreed by the Parties in writing. Notice given personally shall be deemed given on the date of personal receipt. Notice sent by facsimile shall be deemed given on the date the transmission is confirmed by sender’s facsimile machine, so long as the facsimile is sent on a business day during normal business hours of the recipient. Otherwise, notice by facsimile shall be deemed given on the next succeeding business day. Notice provided by mail or overnight courier shall be deemed given at the date of acceptance or refusal of acceptance shown on such receipt.

10.2	Notice to Site Representatives. Notice to Transmission Owner shall be to Transmission Owner’s Site Representative, at the address identified in Exhibit 2. Notice to Local Distribution Company shall be to Local Distribution Company’s Site Representative, at the address identified in Exhibit 2.

10.3	Emergency; Network Security Condition.

10.3.1	Prompt Notice. Each Party shall provide prompt verbal notice to the other Party describing: (i) the nature and extent of any Emergency or Network Security Condition that may be reasonably anticipated to affect the other Party’s equipment, facilities or operations, (ii) the impact on operations, and (iii) all corrective action. Either Party may take reasonable and necessary action, both on its own and the other Party’s System, equipment, and facilities, to prevent, avoid or mitigate injury, danger, damage or loss to its own equipment and facilities, or to expedite restoration of service; provided, however, that the Party taking such action shall give the other Party prior verbal notice, if at all possible, before taking any action on the other Party’s System, equipment, or facilities.

10.3.2	Provision of Documents; Information. In the event of an Emergency or Network Security Condition contemplated by Section 10.3.1, each Party shall provide to the other such information, documents, and data as are necessary for operation of the Transmission System and Distribution System, including, without limitation, such information as is to be supplied to any Governmental Authority, ERO, RRO, Transmission System Operations Center, or Balancing Authority.

10.4

Information Exchanges. In order to continue interconnection of the Distribution System and Transmission System, each Party shall promptly provide the other Party with all relevant information, documents, or data regarding the Distribution System and the

Transmission System that would be reasonably expected to affect the Distribution System or Transmission System and is reasonably requested by ERO, RRO, Reliability Coordinator, RTO or any Governmental Authority.

10.5	Maintenance; Inspections.

10.5.1	Minor. A Party performing routine maintenance and inspection activities that do not require major equipment or system outages and have no material impact on the other Party shall provide the other Party with at least twenty-four (24) hours’ prior notice, if practicable.

10.5.2	Major. A Party performing routine maintenance and inspection activities that will require major equipment or system outages shall provide the other Party with not less than seventy-two (72) hours’ prior notice, if practicable; provided that the provisions of Section 3.7.2 remain applicable to the outages and that the notice required by this Section 10.5 shall be in addition to, and does not substitute for, the requirements of Section 3.7. As noted in Article 3.7, Parties must comply with the applicable RTO requirements.

10.5.3	Entry. Each Party shall notify the other Party prior to entering other Party’s facilities.

10.6	System Alarms. Each Party shall provide prompt verbal notice to the other Party of any System alarm relating to the other Party’s equipment, unless the system alarm is automatically sent to the other Party.

10.7	System Events Data. Upon request, each Party shall provide a report or a copy of the data from a System events recorder or digital fault recorder relating to the other Party’s equipment.

10.8	Labor Disputes. Each Party agrees to notify the other Party immediately verbally, and then in writing, of any labor dispute or anticipated labor dispute of which its management has actual knowledge that might reasonably be expected to affect the operations of the other Party with respect to this Agreement.

10.9	Verbal Notification. Each Party shall provide verbal notification to the applicable Site Representative of the other Party’s all life threatening, serious health, or extreme reliability risks identified by such Party in connection with its performance of this Agreement.

Article 11.    Safety

11.1

Compliance with Laws; Standards. Each Party agrees that all work performed by either Party that may reasonably be expected to affect the other Party shall be performed in accordance with Good Utility Practice and all applicable laws, regulations, safety standards, practices and procedures and other requirements pertaining to the safety of persons or property (including, but not limited to those of the Occupational Safety and Health Administration, the National Electrical Safety Code and those developed or accepted by Transmission Owner and Local Distribution Company for use on their respective systems) when entering or working in the other Party’s property or facilities or switching area. A Party performing work within the boundaries of the other Party’s facilities must abide by the safety rules applicable to the site.

11.2	Employee Supervision. Each Party shall be solely responsible for the safety and supervision of its own employees, agents, representatives, and subcontractors.

11.3	Reporting Personal Injuries. Each Party shall (i) immediately report any injuries that occur while working on other Party’s property, facilities or switching area to appropriate agencies and Site Representative, and (ii) provide a follow-up incident/injury status report within five (5) business days of the event.

11.4	Switching and Personal Safety Procedures. Each Party will comply with its clearing/tagging/lockout procedures as provided in Section 2.3.

Article 12.    Environmental Compliance and Procedures

12.1	Notice of Releases. Each Party shall immediately provide verbal or written notification to the other Party upon the discovery of any Release of any hazardous substance caused by the Party’s operations or equipment that impacts the assets or facilities of the other Party or upon discovery of the Release of any hazardous substance that may reasonably be expected to migrate to, or adversely impact, the property, facilities or operations of the other Party and shall promptly furnish to the other Party copies of any reports filed with, or received from, any Governmental Authorities addressing such events.

12.2	Cost Responsibility; Remediation and Abatement. The Party responsible for the Release of any hazardous substance on the property or facilities of the other Party, or of any hazardous substance that may migrate to, or adversely impact the property, facilities or operations of the other Party shall be responsible for the cost of performing any and all remediation or abatement activity required by a Governmental Authority or by Environmental Laws and submitting all reports or filings required by Environmental Laws. Advance written notification (except in emergency situations, in which verbal, followed by written notification, shall be provided as soon as practicable) shall be provided by any Party performing any remediation or abatement activity on the property or facilities of the other Party, or that may adversely impact the property, facilities, or operations of, the other Party. Except in emergency situations, such remediation or abatement activity shall be performed only with the consent of the Party owning the affected property or facilities, which consent shall not be unreasonably withheld. The Parties agree to coordinate, to the extent necessary, the preparation of site plans, reports or filings required by law or regulation, including but not limited to Spill Prevention, Control and Countermeasures (SPCC) and Stormwater Pollution Prevention Plans (SWPP) required by Environmental Laws.

Article 13.    Billings and Payment

13.1	Invoices. Any invoices payable under this Agreement shall be provided to the other Party under this Agreement within fifteen (15) days after the end of each month. Each invoice shall indicate the month in which services were provided, shall fully describe the services rendered and shall be itemized to reflect the services performed or provided. The invoice shall be paid within thirty (30) days of the applicable invoice.

13.2	Any payments required to be made by Local Distribution Company under this Agreement shall be made to Transmission Owner at the following address:

[ITC]

Fax:

Attention: AccountsReceivable

Any payments required to be made by Transmission Owner under this Agreement shall be made to Local Distribution Company at the following address:

[Entergy Utility OpCo]

Fax:

Attention:

13.3	Interest. The rate of interest on any amount not paid when due shall be equal to the Interest Rate in effect at the time such amount became due. Interest on delinquent amounts shall be calculated from the due date of the bill to the date of the payment. When payments are made by mail, bills shall be considered as having been paid on the date of receipt by the other Party. Nothing contained in this Article 13 is intended to limit either Party’s remedies under Article 21 of this Agreement.

13.4	Payment not a Waiver. Payment of an invoice shall not relieve the paying Party from any responsibilities or obligations it has under this Agreement, nor shall such payment constitute a waiver of any claims arising hereunder.

13.5	Disputes. If either Party disputes in good faith any portion of the amount due on any proper invoice, such Party shall notify the billing Party in writing of the nature and basis of the dispute within twenty (20) business days after that Party’s receipt of such invoice; provided, however, that the Party shall be required to pay any amount in dispute. Otherwise, the amount stated on the invoice shall be deemed to be accurate and correct and shall not be subject to dispute or contest by any Party. The Parties shall use their reasonable best efforts to resolve the dispute prior to the payment due date and thereafter. Upon a resolution of any dispute, the applicable Party will refund to the other Party the amount that has been agreed by such Parties, along with interest accrued at the Interest Rate through the date on which Payment is made, within twenty (20) business days of such resolution.

13.6	Costs of Collection. Neither Party shall be responsible for the other Party’s costs of collecting amounts due under this Agreement, including attorney fees and expenses and the expenses of arbitration.

Article 14.    Applicable Regulations and Interpretation

14.1	Governmental Approvals. Each Party’s performance under this Agreement is subject to the condition that all requisite approvals from Governmental Authorities required for such performance are obtained in form and substance satisfactory to the other Party in its reasonable judgment, including the filing at FERC and acceptance of this Agreement under Section 205 of the Federal Power Act. Each Party shall exercise Due Diligence and shall act in good faith to secure all appropriate approvals in a timely fashion.

14.2	Governing Law. This Agreement is made subject to present or future state or federal laws, regulations, or orders properly issued by state or federal bodies having jurisdiction. This Agreement shall be interpreted pursuant to the laws of [ ][2] without regard to any conflicts of law principles and to the Federal Power Act and the regulatory agency or agencies having jurisdiction over the particular matter.

Article 15.    Force Majeure

15.1	General. Except for the obligation to make any payments under this Agreement, neither Party shall be considered to be in default or breach of this Agreement or liable in damages or otherwise responsible to the other Party for any delay in or failure to carry out any of its obligations under this Agreement if, and only to the extent that, the Party is unable to perform or is prevented from performing by an event of Force Majeure. Notwithstanding the foregoing sentence, neither Party may claim Force Majeure for any delay or failure to perform or carry out any provision of this Agreement to the extent that such Party has been negligent or engaged in intentional misconduct and such negligence or intentional misconduct substantially and directly caused that Party’s delay or failure to perform or carry out its duties and obligations under this Agreement.

15.2	Force Majeure Defined. The term Force Majeure means those events beyond the reasonable control of, and without the fault or negligence of, the Party claiming Force Majeure which, through the exercise of Good Utility Practice, that Party could not have avoided and which, by exercise of Due Diligence, that Party is unable to overcome. Such events include the following, to the extent they conform to the foregoing criteria: labor disputes (including a strike); flood; lightning strikes; earthquake; fire; epidemic; war; invasion; riot; civil disturbance; sabotage or vandalism; explosion; insurrection; military or usurped power; action of any court or Governmental Authority, or any civil or military authority de facto or de jure; act of God or the public enemy; or any other event or cause of a similar nature beyond a Party’s reasonable control. Mere economic hardship does not constitute Force Majeure.

2NTD:	The Agreement will be interpreted pursuant to the laws of the state where the relevant OpCo distribution facilities are located.

15.3	Procedures. A Party claiming Force Majeure must:

15.3.1	give written notice to the other Party of the occurrence of a Force Majeure event no later than three (3) business days after learning of the occurrence of such an event;

15.3.2	use Due Diligence to resume performance or the provision of service hereunder as soon as practicable;

15.3.3	take all commercially reasonable actions to correct or cure the Force Majeure event;

15.3.4	exercise all reasonable efforts to mitigate or limit damages to the other Party, except that neither party shall be required to settle any strike, walkout, lockout or other labor dispute on terms that, in the sole judgment of the Party involved in the dispute, are contrary to its interest; and

15.3.5	provide prompt written notice to the other Party of the cessation of the adverse effect of the Force Majeure event on its ability to perform its obligations under this Agreement.

Article 16.    Limitation of Liability

16.1	With respect to claims by and between the Parties under this Agreement, notwithstanding any other provision of this Agreement, liability of each Party shall be limited to direct actual damages, and all other damages at law or in equity are waived. Under no circumstances shall either Party or its affiliates, directors, officers, employees and agents, or any of them, be liable to the other Party, whether in tort, contract or other basis in law or equity for any special, indirect, punitive, exemplary or consequential damages, including such damages for: loss of profits or revenue from work not performed; loss of use of or under-utilization of the other Party’s facilities, loss of use of revenues; attorneys’ fees, litigation costs and loss of anticipated profits resulting from either Party’s performance or non-performance of an obligation imposed by this Agreement. The limitations on damages specified in this section are without regard to the cause or causes related thereto, including the negligence of any Party, whether such negligence be sole, joint or concurrent, or active or passive. This limitation shall not apply to claims for death, bodily injury or third-party claims.

Article 17.    Indemnification

17.1

Local Distribution Company’s Indemnification. Subject to the provisions of Article 16, Local Distribution Company shall indemnify, hold harmless and defend Transmission Owner, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates’ employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ and experts’ fees and reasonable disbursements in connection therewith) for damage to property, or injury to, or death of, any individual, including Transmission Owner’s employees and affiliates’ employees, Local Distribution Company’s employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligence or otherwise, by Local Distribution Company or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Local Distribution Company’s performance or breach of this Agreement, or the exercise by Local Distribution Company of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Transmission Owner, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Local Distribution Company hereby waives any defense it otherwise might have under applicable workers’ compensation laws.

17.2	Transmission Owner’s Indemnification. Subject to the provisions of Article 16, Transmission Owner shall indemnify, hold harmless and defend Local Distribution Company, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates’ employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys’ and experts’ fees and reasonable disbursements in connection therewith) for damage to property, or injury to, or death of any individual, including Local Distribution Company’s employees and affiliates’ employees, Transmission Owner’s employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligence or otherwise, by Transmission Owner or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Transmission Owner’s performance or breach of this Agreement, or the exercise by Transmission Owner of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Local Distribution Company, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Transmission Owner hereby waives any defense it otherwise might have under applicable workers’ compensation laws.

17.3	Indemnification Procedures. Any Party seeking indemnification under this Agreement shall give the other Party notice of such claim as soon as practicable. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party’s indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

Article 18.    Insurance

18.1	Required Insurance. The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker’s compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, as are usual and customary for similarly situated companies in their respective industries. Nothing herein shall restrict the ability of either Party to satisfy the obligations of any part of this Section 18.1 by self-insuring, at each Party’s own discretion.

18.2	Certificates. Upon request, each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement or, in the alternative, a list of self-insurance measures undertaken. Certificates of insurance shall provide the following information:

(i)	name of insurance company, policy number and expiration date;

(ii)	the coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

(iii)	a statement indicating that the other Party shall endeavor to provide at least thirty (30) days’ prior written notice of cancellation of a policy; and

(iv)	a statement indicating that the other Party and its affiliates have been named as additional insureds.

18.3	Claims-Made. If any insurance is written on a “claims made” or “claims first made” basis, the primary insured Party shall maintain the coverage for a minimum of three (3) years after the termination of this Agreement.

18.4	Mutual Waiver of Subrogation. Notwithstanding anything to the contrary in this Agreement, each Party hereby waives any and all rights of recovery against the other Party, its officers, members, agents, and employees, arising out of this Agreement on account of loss or damage occasioned to such waiving Party for its property or the property of others under its control, for injury to third parties (General Liability), and for injury to employees (Workers Compensation), to the extent such loss or damage is covered under insurance required under this Agreement, including self-insurance as permitted under Section 18.1, to be carried by the waiving Party or which should have been covered under any insurance policies required by this Agreement to be carried by such waiving Party at the time of such loss or damage but which were not. The Parties shall, upon obtaining policies of insurance required under this Article 18, give notice to the insurance company that the foregoing mutual waiver of subrogation is contained in this Agreement and Parties shall cause each insurance policy obtained by each such Party to provide that the insurance company waives all right of recovery by way of subrogation against either Party in connection with any damage covered by such policy.

Article 19.    Several Obligations

19.1	Except where specifically stated in this Agreement to be otherwise, the duties, obligations and liabilities of the Parties are intended to be several and not joint or collective. Nothing contained in this Agreement shall ever be construed to create an association, trust, partnership, or joint venture or to impose a trust or partnership duty, obligation or liability or agency relationship on or with regard to either Party. Each Party shall be individually and severally liable for its own obligations under this Agreement.

Article 20.    Confidentiality

20.1	Definition. “Confidential Information” shall mean any confidential, proprietary or trade secret information of or relating to a Party, including any plan, specification, pattern, procedure, design, device, list, concept, policy or compilation relating to the present or planned business of a Party, that is designated in good faith as Confidential by the Party supplying the information, whether conveyed orally, electronically, in writing, through inspection or otherwise. Confidential Information shall include, without limitation, all information relating to a Party’s technology, research and development, business affairs, pricing and customer-specific load data that constitutes a trade secret, and any information supplied by either of the Parties to the other prior to the execution of this Agreement.

20.2	General. Each Party will hold in confidence any and all Confidential Information unless compelled to disclose such information (i) by judicial or administrative process or other provisions of law or as otherwise provided for in this Agreement, or (ii) to meet obligations imposed by FERC or by a state or other federal entity or by membership in ERO, RTO, Reliability Coordinator or RRO (including without limitation obligations to disclose to other Transmission Owners). Information required to be disclosed under romanette (i) or (ii) above, does not, by itself, cause any information provided by Local Distribution Company to Transmission Owner to lose its confidentiality. Notwithstanding the first sentence of this Section 20.2, a Party that receives Confidential Information may disclose the Confidential Information to a third party to the extent such third party needs to know the Confidential Information for the purpose of assisting such Party with respect to such Party’s obligations or rights under this Agreement, provided that any such disclosure shall be consistent with the applicable rules and regulations of FERC, including the FERC Standards of Conduct, and provided further that such Party shall advise said third party of the confidentiality provisions of this Agreement and use its best efforts to require said third party to agree in writing to comply with such provisions. Transmission Owner will develop and file with FERC standards of conduct relating to the sharing of market-related Confidential Information with and by Transmission Owner employees.

20.3	Term. During the term of this Agreement, and for a period of three (3) years after the expiration or termination of this Agreement, except as otherwise provided in this Article 20, each Party shall hold in confidence and shall not disclose to any person Confidential Information.

20.4	Standard of Care. Each Party shall use at least the same standard of care to protect Confidential Information it receives as that it uses to protect its own Confidential Information from unauthorized disclosure, publication or dissemination.

20.5	Scope. Confidential Information shall not include information that the receiving Party can demonstrate: (i) is generally available to the public other than as a result of disclosure by the receiving Party; (ii) was in the lawful possession of the receiving Party on a non-confidential basis prior to receiving it from the disclosing Party; (iii) was supplied to the receiving Party without restriction by a third party, who, to the knowledge of the receiving Party, after due inquiry was under no obligation to the disclosing Party to keep such information confidential; (iv) was independently developed by the receiving Party without reference to Confidential Information of the disclosing Party; (v) is, or becomes, publicly known, through no wrongful act or omission of the receiving Party or breach of this Agreement; or (vi) is required, in accordance with Section 20.2 of this Agreement, to be disclosed by any federal or state government or agency or is otherwise required to be disclosed by law or subpoena, or is necessary in any legal proceeding establishing rights and obligations under this Agreement. Information designated as Confidential Information will no longer be deemed confidential if the Party that designated the information as confidential notifies the other Party that it no longer is confidential.

20.6	Order of Disclosure. If a court or a government agency or entity with the right power, and apparent authority to do so requests or requires either Party, by subpoena, oral deposition, interrogatories, requests for production of documents, administrative order, or otherwise, to disclose Confidential Information, that Party shall provide the other Party with prompt notice of such request(s) or requirement(s) so that the other Party may seek an appropriate protective order or waive compliance with the terms of this Agreement. The notifying Party shall have no obligation to oppose or object to any attempt to obtain such production except to the extent requested to do so by the disclosing Party and at the disclosing Party’s expense. If either Party desires to object or oppose such production, it must do so at its own expense. The disclosing Party may request a protective order to prevent any Confidential Information from being made public. Notwithstanding the absence of a protective order or waiver, the Party may disclose such Confidential Information as, in the opinion of its counsel, the Party is legally compelled to disclose. Each Party will use reasonable effort to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

20.7	Use of Information or Documentation. Each Party may utilize information or documentation furnished by the disclosing Party and subject to Section 20.1 in any proceeding under Article 26 or in an administrative agency or court of competent jurisdiction addressing any dispute arising under this Agreement, subject to a confidentiality agreement with all participants (including, if applicable, any arbitrator) or a protective order.

20.8	Remedies Regarding Confidentiality. The Parties agree that monetary damages by themselves will be inadequate to compensate a Party for the other Party’s breach of its obligations under Article 20. Each Party accordingly agrees that if such Party breaches or threatens to breach its obligations under Article 20, the other Party shall be entitled to equitable relief, by way of injunction or otherwise.

Article 21.    Breach, Default and Remedies

21.1	General. A breach of this Agreement (“Breach”) shall occur upon the failure by a Party to perform or observe a material term or condition of this Agreement. A default of this Agreement (“Default”) shall occur upon the failure of a Party in Breach of this Agreement to cure such Breach in accordance with Section 21.4.

21.2	Events of Breach. A Breach of this Agreement shall include:

(i)	the failure to pay any amount when due;

(ii)	the failure to comply with any material term or condition of this Agreement, including but not limited to any material Breach of a representation, warranty or covenant made in this Agreement;

(iii)	a Party’s abandonment of its work or the facilities contemplated in this Agreement;

(iv)	a Party’s: (A) insolvency; (B) filing of a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or consent to the filing of any bankruptcy or reorganization petition against such Party under any similar law; (C) general assignment for the benefit of such Party’s creditors; or (D) consent to the appointment of a receiver, trustee or liquidator;

(v)	assignment of this Agreement in a manner inconsistent with the terms of this Agreement;

(vi)	either Party’s failure to provide such access rights, or attempt to revoke or terminate such access rights, as provided under this Agreement; or

(vii)	failure of either Party to provide information or data to the other Party as required under this Agreement, provided that the Party entitled to the information or data under this Agreement requires such information or data to satisfy its obligations under this Agreement.

21.3	Continued Operation. Except as specifically provided in this Agreement, in the event of a Breach or Default by either Party, the Parties shall continue to operate and maintain, as applicable, facilities and appurtenances that are reasonably necessary for the Transmission Owner to operate and maintain the Transmission System, or for the Local Distribution Company to operate and maintain the Distribution System, in a safe and reliable manner.

21.4	Cure and Default. Upon the occurrence of an event of Breach, the non-Breaching Party, when it becomes aware of the Breach, shall give written notice of the Breach to the Breaching Party and to any other person a Party to this Agreement identifies in writing to the other Party in advance. Such notice shall set forth, in reasonable detail, the nature of the Breach, and where known and applicable, the steps necessary to cure such Breach. Upon receiving written notice of the Breach hereunder, the Breaching Party shall have thirty (30) days to cure such Breach except for a breach resulting from a failure to make payment under Section 21.2(i). If the Breach is such that it cannot be cured within thirty (30) days, the Breaching Party will commence in good faith all steps as are reasonable and appropriate to cure the Breach within such thirty (30) day time period and thereafter diligently pursue such action to completion. In the event the Breaching Party fails to cure the Breach, or to commence reasonable and appropriate steps to cure the Breach, within thirty (30) days of becoming aware of the Breach, or immediately in the case of a failure to pay any amount when due, the Breaching Party will be in Default of the Agreement. In the event of a Default, the non-Defaulting Party has the right to seek to terminate the Agreement or take whatever action at law or equity as may be permitted under this Agreement. Any termination under this Agreement shall not take effect until FERC either authorizes the termination of this Agreement or accepts written notice of its termination.

21.5	Abandonment. Upon abandonment as referenced in Section 21.2.(iii) above and subject the receipt of required approvals from applicable Governmental Authorities the non-abandoning party shall have the right to purchase the abandoned facilities. The price to be paid for any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value less than $10,000,000 shall be priced equal to the Net Book Value of such facilities, asset or equipment, but in any case shall not be less than zero dollars (i.e., no payment will occur as a result of the Net Book Value being less than zero), and any facility, asset or equipment, or group of related facilities, assets or equipment, so conveyed with a Net Book Value equal to or greater than $10,000,000 shall be conveyed for an amount as mutually agreed to by the Parties.

21.6	Right to Compel Performance. Notwithstanding the foregoing, upon the occurrence of an event of Default, the non-Defaulting Party shall be entitled to commence an action to require the Defaulting Party to remedy such Default and specifically perform its duties and obligations hereunder in accordance with the terms and conditions hereof, and exercise such other rights and remedies as it may have in equity or at law.

Article 22.    Term

22.1	Term. Subject to Section 22.2, this Agreement shall become effective as of the Effective Date and shall continue in full force and effect for an initial period of twenty (20) years and shall be automatically renewed for each successive one-year period thereafter on the anniversary of the Effective Date.

22.2	Termination on Default. This Agreement may be terminated upon a Party’s Default in accordance with the provisions of Article 21.

22.3	Material Adverse Change.

22.3.1	Definition. In the event of a material change in law or regulation that adversely affects, or may reasonably be expected to adversely affect, either Party’s performance under this Agreement (“Material Adverse Change”), the Parties will negotiate in good faith any amendment or amendments to the Agreement necessary to adapt the terms of this Agreement to such change in law or regulation, and Transmission Owner shall file such amendment or amendments for acceptance by FERC, as applicable. Material Adverse Changes shall include without limitation:

(i)	refusal by FERC to accept this Agreement for filing without material modification or condition;

(ii)	prevention by ERO, RRO, RTO, or Reliability Coordinator, in whole or in part, of either Party from performing any provision of this Agreement in accordance with its terms; and

(iii)	implementation by FERC, the United States Congress, any state, or any federal or state regulatory agency or commission of any change in any law, regulation, rule or practice that materially affects or is reasonably expected to materially affect either Party’s ability to perform under this Agreement.

22.3.2	Impasse. If the Parties are unable to reach agreement on any such amendments, then the Parties shall continue to perform under this Agreement to the maximum extent possible, taking all reasonable steps to mitigate any adverse effect on each other resulting from the material change in law or regulation. If the Parties are unable to reach agreement on any such amendments, Transmission Owner shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 205 of the Federal Power Act and Local Distribution Customer shall have the right to make a unilateral filing with FERC to modify this Agreement pursuant to Section 206 of the Federal Power Act. Each Party shall have the right to protest any such filing by the other Party and to participate fully in any proceeding before FERC.

22.4	Regulatory Filing. The Transmission Owner shall file this Agreement with FERC as a rate schedule within the meaning of 18 C.F.R. Part 35. Local Distribution Company agrees to cooperate reasonably with Transmission Owner with respect to such filing and to provide any information, including testimony reasonably requested by Transmission Owner, needed to comply with applicable regulatory requirements.

22.5	Survival. The applicable provisions of this Agreement shall continue in effect during dispute resolution (as provided for in Article 26) and after expiration, cancellation or termination hereof to the extent necessary to provide for final billings, billing adjustments and the determination and enforcement of liability and indemnification obligations arising from acts or events that occurred while this Agreement was in effect.

Article 23.    Amendment

23.1	Section 205 and 206 Rights. Notwithstanding any other provision in this Agreement to the contrary any Party may unilaterally make application to FERC under Section 205 or 206 of the Federal Power Act and/or pursuant to FERC’s rules and regulations promulgated thereunder for a change in any rate, term, condition, charge, classification of service, rule or regulation under or related to this Agreement. The standard of review FERC shall apply when acting on proposed modifications to this Agreement, either on FERC’s own motion or on behalf of a signatory or a non-signatory, shall be the “just and reasonable” standard of review rather than the “public interest” standard of review.

23.2	Amendments. Except as provided for in Section 23.1 above, this Agreement may only be modified, amended, changed or supplemented in writing signed by both Parties.

Article 24.    Assignment/Change in Corporate Identity

24.1	Transmission Owner Assignment Rights. Transmission Owner may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of Local Distribution Company, which consent shall not be unreasonably withheld or delayed; provided, however, that Transmission Owner may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Local Distribution Company and may assign this Agreement to any entity or entities (collectively, the “Surviving Transmission Entity”) in connection with (i) a merger, consolidation, or reorganization or (ii) an assignment of this Agreement in whole or in part to an affiliate or wholly owned subsidiary of Transmission Owner, provided that the Surviving Transmission Entity or assignee owns the Transmission System and agrees in writing to be bound by all the obligations and duties of Transmission Owner provided for in this Agreement.

24.2	Local Distribution Company Assignment Rights. Local Distribution Company may not assign this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of Transmission Owner, which consent shall not be unreasonably withheld or delayed; provided, however, that Local Distribution Company may, without the prior written consent of Transmission Owner, and by providing prior reasonable notice under the circumstances to Transmission Owner, assign this Agreement to any entity or entities (collectively, the “Surviving Distribution Entity”) in connection with (i) a merger, consolidation, or reorganization or (ii) an assignment of this Agreement in whole or in part to an affiliate or wholly owned subsidiary of Local Distribution Company, provided that the Surviving Distribution Entity or assignee owns the Local Distribution System and agrees in writing to be bound by all the obligations and duties of Local Distribution Company provided for in this Agreement.

24.3	Assigning Party to Remain Responsible. Any assignments authorized as provided for in this Article 24 will not operate to relieve the Party assigning this Agreement or any of its rights, interests or obligations hereunder or the responsibility of full compliance with the requirements of this Agreement unless (i) the other Party consents (which consent shall not be unreasonably withheld), and (ii) the assignee agrees in writing to be bound by all of the obligations and duties of the assigning Party provided for in this Agreement.

24.4	This Agreement and all of the provisions hereof are binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns.

Article 25.    Subcontractors

25.1	Nothing in this Agreement shall prevent the Parties from utilizing the services of subcontractors as they deem appropriate; provided, however, that the Parties agree that, where applicable, all said subcontractors shall comply with the terms and conditions of this Agreement.

25.2	Except as provided herein, the creation of any subcontract relationship shall not relieve the hiring Party of any of its obligations under this Agreement. Each Party shall be fully responsible to the other Party for the acts and/or omissions of any subcontractor it hires as if no subcontract had been made. Any obligation imposed by this Agreement upon the Parties, where applicable, shall be equally binding upon and applicable to any subcontractor.

25.3	No subcontractor is intended to be or shall be deemed a third-party beneficiary of this Agreement.

25.4	The obligations under this Article 25 shall not be limited in any way by any limitation on subcontractors’ insurance.

25.5	Each Party shall require its subcontractors to comply with all federal and state laws regarding insurance requirements and shall maintain standard and ordinary insurance coverages.

Article 26.    Dispute Resolution

26.1	Any claim or dispute that either Party may have against the other arising out of or relating to this Agreement or the breach, termination or validity thereof (any such claim or dispute, a “Dispute”) shall be submitted in writing to the other Party no later than the latter of: (i) sixty (60) days after the circumstances that gave rise to the Dispute have taken place, or (ii) sixty (60) days of discovery of such circumstances. The submission of any Dispute shall be made to either Local Distribution Company’s Site Representative or Transmission Owner’s Site Representative, and shall include a concise statement of the question or issue in dispute, together with a statement listing the relevant facts and documentation that support the claim. In the event Transmission Owner’s Site Representative and Local Distribution Company’s Site Representative are unable in good faith to resolve their disagreement satisfactorily within thirty (30) days from the receipt of notice of the Dispute, either Party may by written notice to the other refer the Dispute to their respective senior management.

26.2	If any Dispute arising hereunder is not resolved within thirty (30) days after notice thereof to the other Party, the Parties shall follow the Dispute Resolution procedures set forth in the applicable OATT.

Article 27.    Miscellaneous Provisions

27.1	Entire Agreement. This Agreement shall constitute the entire agreement between the Parties hereto relating to the subject matter hereof. In all other respects, special contracts or superseding rate schedules shall govern Transmission Owner’s transmission service to Local Distribution Company. Except as expressly provided herein, nothing in this Agreement is intended by the Parties, nor shall this Agreement be construed, to alter, amend, modify or otherwise imply an alteration, amendment or modification, to the terms and conditions of, or the rights and obligations of the Parties under, any other agreement between the Parties, including the Separation Agreement and each other Ancillary Agreement.

27.2	No Waiver. No failure or delay on the part of Transmission Owner or Local Distribution Company in exercising any of its rights under this Agreement, no partial exercise by either Party of any of its rights under this Agreement, and no course of dealing between the Parties shall constitute a waiver of the rights of either Party under this Agreement. No waiver shall be effective other than by a written instrument signed by the Party granting such waiver, and no such waiver shall operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

27.3	No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto any rights, interests, obligations or remedies hereunder.

27.4	Invalidity. In the event that any clause or provision of this Agreement or any part hereof shall be held to be invalid, void, or unenforceable by any court or other Governmental Authority of competent jurisdiction, said holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the Parties shall endeavor in good faith to replace such invalid or unenforceable provisions with a valid and enforceable provision that achieves the purposes intended by the Parties to the greatest extent permitted by law.

27.5	Further Assurances. The Parties hereto agree to execute and deliver promptly, at the expense of the Party requesting such action, any and all other and further instruments, documents and information that may be reasonably requested in order to effectuate the transactions contemplated hereby. The Parties agree to cooperate and assist each other in acquiring any regulatory approval necessary to effectuate this Agreement.

27.6

Interpretation. The Article and Section headings herein are inserted for convenience only and are not to be construed as part of the terms hereof or used in the interpretation of this Agreement. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Unless expressly stated otherwise, reference to “day” or “days” shall be to calendar days. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

27.7	Jointly Drafted. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” in this Agreement shall mean including without limitation.

27.8	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

27.9	Independent Contractor. Each Party shall act as an independent contractor with respect to the provision of services hereunder.

27.10	Limitations. Nothing in this Agreement addresses, or is intended to address, the interconnection service, and standards governing such service, provided by Transmission Owner to interconnect the Transmission System with the generating facilities of the Local Distribution Company or to any generating facilities of any entity affiliated with the Local Distribution Company.

27.11	Affiliate Status of Parties. For purposes of this Agreement, neither Party shall be considered an affiliate of the other.

27.12	Mutual Agreement. Whenever the Parties are called upon to review, approve or mutually agree regarding any provision of this Agreement, such review, approval or mutual agreement shall not be unreasonably withheld or delayed.

27.13	Audit Rights; Records Retention.

27.13.1	Right to Audit. Each Party, at its sole expense, shall have the right to audit any costs, payments, or other supporting information pertaining to transactions under this Agreement to determine the accuracy of payments requested by the other Party. Costs billed pursuant to this Agreement shall be subject to audit only for a period of two (2) years following payment thereof. Invoices and payments that are more than two (2) years old shall not be subject to audit and are deemed final.

27.13.2	Retention of Records. Each Party shall keep records and supporting data related to all costs invoiced under this Agreement in conformity with generally accepted accounting principles for a period of at least two (2) years.

27.13.3	Place and Time of Audit. Audits shall take place (i) during normal business hours and at the offices where such accounts and records are maintained, unless otherwise agreed by the Parties, (ii) not more than once in any calendar year, and (iii) in conformance with generally accepted auditing standards.

27.13.4	Confidential Information. To the extent that audited information includes Confidential Information, the auditing Party shall keep all such information confidential pursuant to Section 20 hereof.

27.13.5	Adjustments Resulting from an Audit. If an audit by a Party determines that an overpayment or underpayment has occurred, a notice of such overpayment or underpayment shall be given to the other Party together with those records from the audit which support such determination. If the determination is not disputed, the payment or refund shall be paid in the same manner as other invoices are paid under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Transmission Owner and Local Distribution Company have caused this Distribution-Transmission Interconnection Agreement to be executed by their duly authorized representatives as of the day and year first above written.

[ITC]

By:
Name:
Title:

[ENTERGY UTILITY OPCO]

By:
Name:
Title: